Exhibit 10.5

Execution Version

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT

OF

C-PAK Consumer Product Holdings SPV I LLC

(a Delaware Limited Liability Company)

THE MEMBERSHIP INTERESTS CREATED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY JURISDICTION. NO MEMBERSHIP INTEREST MAY BE SOLD OR OFFERED FOR SALE (WITHIN THE MEANING OF ANY SECURITIES LAWS) UNLESS A REGISTRATION STATEMENT UNDER ALL APPLICABLE SECURITIES LAWS WITH RESPECT TO THE INTEREST IS THEN IN EFFECT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS IS THEN APPLICABLE TO THE INTEREST. A MEMBERSHIP INTEREST ALSO MAY NOT BE TRANSFERRED OR ENCUMBERED UNLESS THE PROVISIONS OF THIS AGREEMENT ARE SATISFIED.

Dated as of May 3, 2019

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

C-PAK Consumer Product Holdings SPV I LLC

(a Delaware Limited Liability Company)

This Amended and Restated Limited Liability Company Agreement is made and entered into and shall be effective as of the 3rd day of May, 2019, by and among C-PAK CONSUMER PRODUCT HOLDINGS SPV I LLC, a Delaware limited liability company, and each other Person whose name is set forth on Exhibit A attached to this Agreement, as the Members.

W I T N E S S E T H:

WHEREAS, the Company was formed on May 17, 2017 by the filing of a certificate of formation with the Secretary of State of the State of Delaware;

WHEREAS, the initial limited liability company agreement of the Company was entered into on May 17, 2017 (the “Original Company Agreement”); and

WHEREAS, the parties hereto desire to amend, restate and supersede the Original Company Agreement in its entirety.

NOW, THEREFORE, in consideration of the premises and the agreements contained herein and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree to amend and restate the Original Company Agreement in its entirety, as follows:

ARTICLE I.

DEFINITIONS

1.1. Certain Definitions. The terms specified in this Section 1.1 shall, for all purposes of this Agreement, have the meanings herein specified, unless the context expressly or by necessary implication otherwise requires.

“Act” means the Delaware Limited Liability Company Act, as amended to date and as may be amended from time to time hereafter and any successor to such Act.

“Additional Member” means a Person who is admitted into the Company as a Member pursuant to the terms of Section 14.4.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in a Member’s Capital Account as of the end of the relevant fiscal year or other period, after giving consideration to the following adjustments:

(a) There shall be credited to such Capital Account any amounts which the Member is obligated to restore to the Company or is deemed obligated to restore pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(c) or to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) or 1.704-2(i)(5); and

(b) There shall be debited to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).

“Affiliate” means, with respect to any Member, (a) any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with a Member; (b) any entity of which a Member is an officer, director, general partner or trustee, or serves in a similar capacity; or (c) any child, grandchild (whether through marriage, adoption or otherwise), sibling (whether through adoption or otherwise), parent, or spouse of a Member. As used in this definition of “Affiliate,” the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this Amended and Restated Limited Liability Company Agreement, as it may be amended, modified, supplemented or restated from time to time in accordance with the provisions of the Act and this Agreement.

“Applicable Tax Rate” means (i) if the Member is a partnership for U.S. federal income tax purposes for such year, the highest effective marginal rate of individual U.S. federal income tax and Medicare tax (imposed by Code Section 1411 on income and gain allocated by the Company) in effect at such time of distribution and (ii) if the Member is a corporation for U.S. federal income tax purposes for such year, the U.S. federal corporate income tax rate.

“Available Cash” means all cash, demand deposits and short term marketable securities received from the conduct of Company operations or capital transactions, less the portion thereof used to pay, or establish reserves or cash set asides for, all reasonably foreseeable Company expenses and contingencies, all as reasonably determined by the Board of Managers. Available Cash shall not be reduced by depreciation, amortization, cost recovery deductions or similar allowances, but shall be increased by any reductions of reserves previously established.

“Bankruptcy” means, as to any Member, the Member’s taking, or acquiescing to the taking, of any action seeking relief under, or advantage of, any applicable debtor relief, liquidation, receivership, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, reorganization or similar law affecting the rights or remedies of creditors generally, as in effect from time to time. For the purpose of this definition, the term “acquiescing” shall include, without limitation, the failure to file within the time specified by law, an answer or opposition to any proceeding commenced against such Member under any such law and a failure to file, within thirty (30) days after its entry, a petition, answer or motion to vacate or to discharge any order, judgment or decree providing for any relief under any such law.

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“Bipartisan Budget Act” means the Bipartisan Budget Act of 2015, H.R. 1314, P.L. 114-74, 114th Cong. (2015).

“Board of Managers” means the governing body of the Company, having all of the rights, duties and powers of the managers of a limited liability company under the Act, subject to the terms of this Agreement.

“Buyout Notice” is defined in Section 15.1(a).

“Capital Account” means that separate Capital Account maintained by the Company for each Member and the amount of each such Member’s Capital Account, as of any given date, which shall be computed as follows:

(a) the Capital Account balance of each Member shall be credited (increased) by (i) the amount of cash contributed by such Member to the capital of the Company, (ii) the fair market value of property contributed by such Member to the capital of the Company (net of liabilities secured by such property that the Company assumes or takes subject to under Code Section 752), and (iii) such Member’s allocable share of Company income and gain (or items thereof) including income and gain exempt from U.S. federal income taxation and income and gain attributable to adjustments to reflect book value pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(g), but excluding income and gain attributable to tax items which differ as a result of the revaluation of Company property as described in Treasury Regulations Section 1.704-1(b)(4); and

(b) the Capital Account balance of each Member shall be debited (decreased) by (i) the amount of cash distributed to such Member, (ii) the fair market value of property distributed to such Member (net of liabilities secured by such property which the Member assumes or takes subject to under Code Section 752), (iii) such Member’s allocable share of expenditures of the Company described in Code Section 705(a)(2)(B), and (iv) such Member’s allocable share of Company losses, depreciation and other deductions (or items thereof) including loss and deduction attributable to adjustments to reflect book value pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(g) but excluding expenditures described in (iii) above and loss or deduction attributable to tax items which differ as a result of the revaluation of Company property or excess percentage depletion as described in Treasury Regulations Section 1.704-1(b)(4).

The Board of Managers (acting in good faith and in accordance with customary valuation methods) shall determine the fair market value of any property contributed to the Company.

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In the event any Units are Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Units.

In determining the amount of any liability for purposes of subparagraphs (a) and (b) above, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Treasury Regulations.

Notwithstanding the foregoing, a Member’s Capital Account shall not be adjusted to reflect gain or loss attributable to the disposition of property contributed by such Member to the extent such Member’s Capital Account reflected such inherent gain or loss in the property on the date of its contribution to the Company.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2, and shall be interpreted and applied in a manner consistent with such Treasury Regulations. In the event the Board of Managers determines that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with such Treasury Regulations, the Board of Managers may make such modification; provided, that it is not likely to have a material effect on the amounts distributable to any Member upon the termination or dissolution of the Company. The Board of Managers also shall (a) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company’s balance sheet, as computed for book purposes in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g), and (b) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2.

“Capital Contribution” means, with respect to any Member, the amount of cash and/or the initial Gross Asset Value of property contributed by such Member to the Company with respect to the Units held by such Member. In the event such term is used in this Agreement and such Capital Contribution amount has not been adjusted in the applicable provision to reduce the Capital Contribution amount by the liabilities which the Company assumes or takes the property subject to with respect to property contributed by a Member, such Member’s Capital Contribution will be reduced by such liabilities where applicable for U.S. federal income tax or state law purposes.

“Certificate of Formation” means the Certificate of Formation of the Company, initially filed in the office of the Secretary of State of the State of Delaware on May 17, 2017, as amended on May 3, 2019.

“Code” means the Internal Revenue Code of 1986, as amended from time to time. All references herein to sections of the Code shall include any provision or corresponding provisions of succeeding law.

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“Common Delay Condition” means the Company is prohibited from purchasing any Common Units by any law.

“Common Distribution Rate” means 15%; provided, that the Common Distribution Rate with respect to any Intended Common Put Closing Date shall increase by 2.00% on each anniversary of the Intended Common Put Closing Date.

“Common Interests” is defined in Section 3.3.

“Common Member” means a Person identified on Exhibit A hereto as a Common Member, and such other Members that at such time hold one or more Common Units, but excluding any Person who ceases to hold any Common Units.

“Common Put Notice” is defined in Section 15.2(b).

“Common Put Price” is defined in Section 15.2(a).

“Common Units” is defined in Section 3.3.

“Company” means C-PAK Consumer Product Holdings SPV I LLC, a Delaware limited liability company, and its successors and assigns.

“Company Minimum Gain” shall have the meaning set forth in Treasury Regulations Section 1.704-2(b)(2) and shall mean the amount determined under Treasury Regulations Section 1.704-2(d)(1) by (i) computing for each Nonrecourse Liability of the Company any gain the Company would realize if it disposed of the property subject to that liability for no consideration other than full satisfaction of the liability and (ii) aggregating the separately computed gains. If, pursuant to Treasury Regulations Sections 1.704-1(b)(2)(iv)(d) or 1.704-1(b)(2)(iv)(f), Company property is properly reflected on the books of the Company at a book value that differs from the adjusted tax basis of such property, the calculation of Company Minimum Gain pursuant to the preceding sentence shall be made by reference to such book value. For purposes hereof, a liability of the Company is a Nonrecourse Liability to the extent that no Member or related Person bears the economic risk of loss for that liability within the meaning of Treasury Regulations Section 1.752-2.

“Depreciation” means, for each taxable year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such taxable year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for U.S. federal income tax purposes at the beginning of the year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such fiscal year or other period bears to such beginning adjusted tax basis. If the U.S. federal income tax depreciation, amortization or other cost recovery deduction for the year or other period is zero, Depreciation will be determined using any reasonable method selected by the Board of Managers.

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“Exercise Period” means any Business Day that occurs at any time during the twelve (12) month period ending after November 2, 2024, through and including November 2, 2025.

“Governmental Authority” means any and all U.S. federal, state or local governments, governmental institutions, public authorities and any other governmental entities of any nature whatsoever, and any subdivisions or instrumentalities thereof, including but not limited to departments, boards, bureaus and panels, and any divisions or instrumentalities thereof, whether permanent or ad hoc and whether now or hereafter constituted or existing.

“Gross Asset Value” means with respect to any asset, the adjusted basis for U.S. federal income tax purposes of such asset, except as follows:

(a) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset on the date of contribution, as determined by the Board of Managers;

(b) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Board of Managers, as of the following times: (i) the acquisition of additional Units in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for Units in the Company, if the Board of Managers reasonably determines that, with respect to adjustments pursuant to subsections (i) and (ii) above, such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company; and (iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g);

(c) The Gross Asset Value of any Company asset distributed to any Member shall be the gross fair market value of such asset on the date of distribution; and

(d) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Sections 734(b) or 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and Section 6.2(f); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent the Board of Managers determines that an adjustment pursuant to subparagraph (b) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).

“Indemnified Party” is defined in Section 13.1.

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“Independent Appraiser” means an independent certified appraiser, investment banker or similar valuation specialist of national or international recognition that is in the practice of evaluation businesses of the size of the Company and is mutually agreed upon by the Company and PLC; provided, that if the Company and PLC cannot agree on such an appraiser, bank or specialist, then the Company and PLC shall each select an appraiser, banker or specialist meeting the foregoing requirements, and the persons chosen by the Company and PLC shall mutually agree and appoint an appraiser, banker or specialist meeting the foregoing requirements, which person shall be the Independent Appraiser.

“Interest” means a limited liability company interest of the Company, including, without limitation, the rights of a Member holding such Interest in distributions from the Company and allocations of the Profits, Losses, gains, deductions and credits of the Company and the other rights and obligations of such Member with respect to such Interest as set forth in this Agreement.

“IRA” means the Investors’ Rights Agreement, dated as of May 3, 2019, entered into by and among the Company, PrefCo and PLC.

“Lender” is defined in Section 4.3.

“Liquidator” is defined in Section 16.2(a).

“Loan Agreement” means the Loan Agreement, dated as of May 3, 2019, entered into by and among C-PAK Consumer Product Holdings LLC, a Delaware limited liability company, and C-PAK Consumer Product IP SPV LLC, a Delaware limited liability company, as borrowers, Pak Consumer Product Holdings SPV I LLC, a Delaware limited liability company, and its subsidiaries that are Guarantors (as defined therein) or become Guarantors thereunder, the Lenders (as defined therein) from time to time party thereto, and PLC as administrative agent for the Lenders and as collateral agent for the Secured Parties (as defined therein), as in effect on the date of this Agreement.

“Majority Interest” means such of the Members as shall own, at the time of any determination, more than fifty percent (50%) of all then issued and outstanding Common Units.

“Manager” means each Person who has been elected as and continues to be, a member of the Board of Managers, and the term Manager shall for all purposes have the same connotation as the term “manager” under the Act.

“Member” means any Person who has been admitted as a Member and whose name is set forth on Exhibit A hereto, and any other Person admitted to the Company as a Member in accordance with this Agreement, but excluding any Person who ceases to be a Member of the Company pursuant to this Agreement.

“Member Loan Minimum Gain” means an amount, with respect to each Member Loan Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Loan Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

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“Member Loan Nonrecourse Debt” shall have the meaning set forth in Treasury Regulations Section 1.704-2(b)(4).

“Member Loan Nonrecourse Deductions” shall have the meaning set forth in Treasury Regulations Section 1.704-2(i)(2). The amount of Member Loan Nonrecourse Deductions with respect to a Member Loan Nonrecourse Debt for a Company fiscal year or other period equals the excess, if any, of the net increase, if any, in the amount of Member Loan Minimum Gain attributable to such Member Loan Nonrecourse Debt during that fiscal year or other period over the aggregate amount of any distributions during that fiscal year to the Member that bears the economic risk of loss for such Member Loan Nonrecourse Debt to the extent such distributions are from the proceeds of such Member Loan Nonrecourse Debt and are allocable to an increase in Member Loan Minimum Gain attributable to such Member Loan Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(2).

“Net Cash From Sales or Refinancings” means the net cash proceeds from all sales and other dispositions (other than in the ordinary course of business) and all refinancings of Company property, less any portion thereof used to establish reserves, all as determined by the Board of Managers. Net Cash From Sales or Refinancings shall include all principal and interest payments at the time of receipt with respect to any note or other obligation received by the Company in connection with sales and other dispositions (other than in the ordinary course of business) of Company property.

“Nonrecourse Deductions” shall have the meaning set forth in Treasury Regulations Section 1.704-2(b)(1). The amount of Nonrecourse Deductions for a Company fiscal year or other period equals the excess, if any, of the net increase in the amount of Company Minimum Gain during the fiscal year or other period, over the aggregate amount of any distributions during such year or other period of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain, determined according to the provisions of Treasury Regulations Section 1.704-2(c).

“Nonrecourse Liability” shall have the meaning set forth in Treasury Regulations Section 1.704-2(b)(3).

“Observer” is defined in Section 9.15.

“Original Company Agreement” is defined in the recitals to this Agreement.

“Percentage Interest” means, with respect to any Member, the number of Common Units held by such Member expressed as a percentage of the number of Common Units held by all Members.

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“Permitted Transferee” means, with respect to the Units of any Member:

(a) any Person who is approved in writing by a Required Interest of the Members as a transferee of Units and admission as a Member;

(b) a trust of which there are no principal beneficiaries other than such Member and/or one or more of such Member’s Relatives and in which the Member controls all management decisions;

(c) a partnership, corporation, limited liability company or other entity of which there are no equity owners other than such Member and/or one or more of such Member’s Relatives and in which the Member controls all management decisions;

(d) with respect to any Member that is an entity, any transfer to a Person that is an Affiliate of such Member; or

(e) with respect to PLC, any transfer to a Person (or its Affiliate) to whom PLC is transferring notes, loans or other evidence of indebtedness for borrowed money of the Company or its subsidiaries, including indebtedness governed by the Loan Agreement.

“Person” means any individual, company, corporation, partnership, limited liability company, trust or other entity.

“PLC” means Piney Lake Opportunities ECI Master Fund LP, a Cayman Islands exempted limited partnership, together with its permitted transferees and assigns.

“PLC Manager” is defined in Section 9.4(b).

“PrefCo” means C-PAK PREFCO SVP I, Inc., a Delaware corporation.

“PrefCo Managers” is defined in Section 9.4(a).

“Preferred Interest” is defined in Section 3.3.

“Preferred Member” means PrefCo in its capacity as a Preferred Member, and such other Members that at such time hold one or more Preferred Units, but excluding any Person who ceases to hold any Preferred Units.

“Preferred Units” is defined in Section 3.3.

“Profits and Losses”: “Profits” means, for each fiscal year of the Company or other period, an amount equal to the Company’s taxable income for such year or period, and “Losses” means, for each fiscal year of the Company or other period, an amount equal to the Company’s taxable loss for such year or period, in each case determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a) any income of the Company that is exempt from U.S. federal income tax and not otherwise taken into account in computing Profits and Losses for purposes of this definition shall be added to such taxable income or loss;

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(b) any expenditures of the Company described in Code Section 705(a)(2) (B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses for purposes of this definition shall be subtracted from such taxable income or loss;

(c) in the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraphs (b) or (d) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(d) gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(e) in lieu of depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period, computed in accordance with the definition thereof; and

(f) notwithstanding any other provision of this definition, any items of income, gain, loss or deduction that are specially allocated pursuant to Sections 6.2 or 6.3 shall not be taken into account in computing Profits and Losses.

“Proportionate Share” means a Member’s share of an item, based upon the respective Percentage Interest of that Member as compared to the Percentage Interests of all Members entitled to share in the item.

“Relative” means any of the following: spouse; natural or adoptive parent, child or sibling; stepparent, stepchild, stepbrother or stepsister; father-in-law, mother-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law; grandparent or grandchild; and spouse of grandparent or grandchild.

“Securities Act” shall mean the Securities Act of 1933, as amended (or any successor federal statute then in effect), and a reference to a particular section thereof shall be deemed to include a reference to the comparable section, if any, of any such successor federal statute.

“Subsidiary” means, with respect to any Person, any other Person of which (i) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.

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“Substituted Member” means any Person admitted to the Company pursuant to Section 14.2.

“TMP” is defined in Section 8.5.

“Transfer” means to sell, assign, transfer, pledge, hypothecate or otherwise dispose of.

“Treasury Regulations” or “Regulations” means the regulations, promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to Sections of the Treasury Regulations or the Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute proposed, temporary or final regulations.

“Unit” or “Units” is defined in Section 3.3, and shall include the Common Units and the Preferred Units.

“Valuation” is defined in Section 15.2(c).

1.2. Other Definitions. In addition to the terms defined in Section 1.1, certain other terms are defined elsewhere in this Agreement, and whenever such terms are used in this Agreement, they shall have their respective defined meanings, unless the context expressly or by necessary implication otherwise requires.

1.3. Schedule A. Notwithstanding anything herein to the contrary, all articles, sections, and definitions contained herein shall be subject to Schedule A attached hereto, and in the event of any conflict between Schedule A hereto and the body of or other exhibits, schedules or annexes hereto, the terms and provisions of Schedule A shall control.

ARTICLE II.

FORMATION AND CONTINUATION OF THE COMPANY

2.1. Formation and Continuation. A Certificate of Formation of the Company was filed in the office of the Secretary of State of the State of Delaware on May 17, 2017, as required by the Act, under the name “C-PAK Consumer Product Holdings SPV I LLC” The Members hereby continue the existence of the Company. Except as stated in this Agreement, the Act shall govern the rights and liabilities of the Members.

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2.2. Certificates. The Company shall execute from time to time all such certificates and other documents as may be appropriate to comply with the requirements for the transaction of business or ownership or leasing of property in all jurisdictions where the Company may from time to time desire to conduct business or own or lease property. The Board of Managers shall effect all such filing, recording, publishing, and perform such other acts as may be appropriate to comply with all requirements for the operation of the Company.

2.3. Company Name. The business of the Company shall be conducted under the name “C-PAK Consumer Product Holdings SPV I LLC” or under such other name or names as the Board of Managers may determine. The Board of Managers or the officers of the Company shall promptly execute and file with the proper offices in each county in each jurisdiction in which the Company conducts business one or more certificates as required by the fictitious name act, assumed name act, or similar statute in effect as to each such jurisdiction.

2.4. Principal Office. The principal office of the Company shall be located at 8117 Preston Road, Suite 300, Dallas, Texas 75225, or at such other place or places as the Board of Managers may from time to time determine.

2.5. Term. The Company shall continue in existence until the Company is dissolved pursuant to Article XVI.

2.6. Registered Agent and Office. The registered agent of the Company shall be The Corporation Trust Company, and the registered office of the Company shall be located at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The registered office or the registered agent, or both, may be changed by the Board of Managers from time to time by filing the statement required by the Act. The Company shall maintain at its registered office such records as may be specified by the Act.

2.7. Characterization. For U.S. federal income tax purposes, the Company shall be characterized as a partnership. However, for state law purposes, the Company shall not be characterized as, nor treated as, a partnership, nor shall any Member be characterized as, nor treated as, a partner. For U.S. federal income tax purposes, the Preferred Interests shall be treated as equity. The Board of Managers shall operate the Company in a manner consistent with such characterizations, and neither the Board of Managers nor any Member shall take any act, or fail to take any act, which is not consistent with such characterizations.

2.8. Uncertificated Certificates; Opt-Out of Article 8. Notwithstanding any provision to the contrary in this Agreement, the Company shall not (i) certificate any Member’s ownership interest in the Company and any such certificate purporting to evidence such Member’s ownership interest in the Company shall be null and void ab initio; or (ii) opt into (or otherwise elect that any Member’s ownership interest in the Company become a security governed by) Article 8 of the Uniform Commercial Code in effect in the State of Delaware.

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ARTICLE III.

THE BUSINESS OF THE COMPANY; INTERESTS

3.1. Purposes. The purposes of the Company are (a) to engage in any business or activity that may be lawfully conducted by a limited liability company organized pursuant to the Act; and (b) to do any and all other acts and things that the Board of Managers deems necessary, appropriate or advisable from time to time in furtherance of the purposes of the Company as set forth in this Section 3.1.

3.2. Powers. Subject to the limitations contained in this Agreement and in the Act, the Company’s purposes may be accomplished by the Board of Managers taking any action permitted under this Agreement that, in the good faith judgment of the Board of Managers, is customary or reasonably related to accomplishing such purposes.

3.3. Interests. The Interests of the Company shall be divided into two (2) classes referred to herein as “Common Interests” and “Preferred Interests”. Interests shall be issued in unit increments (each a “Unit”, and, collectively, the “Units”). The total authorized number of Units of Common Interests (collectively, the “Common Units”) is ten thousand (10,000). The total authorized number of Units of Preferred Interests (collectively, the “Preferred Units”) is three thousand (3,000). The rights, preferences, privileges and restrictions on the Common Units and the Preferred Units are as set forth in this Agreement. The Company may issue fractional Units. The number and type of Units owned by each Member shall be set forth on Exhibit A attached hereto, as such Exhibit may be amended from time to time in accordance with this Agreement.

3.4. Preferred Units. The rights, preferences and privileges of the Preferred Units are set forth on Schedule A to this Agreement, the terms and provisions of which are hereby incorporated into this Agreement in their entirety. Except where this Agreement explicitly states otherwise by specific reference to one or more sections of Schedule A, the terms and provisions of Schedule A shall have priority over the other terms and provisions of this Agreement, shall be deemed to have modified all of other terms and provisions of this Agreement, and in the event of a conflict between a term or provision set forth on Schedule A and another term or provision of this Agreement, the term or provision on Schedule A shall govern. Without limitation of the foregoing, it is expressly acknowledged and agreed that the Preferred Units rank senior to the Common Units and all other Interests of the Company with respect to the payment of any distributions and in the liquidation, dissolution or winding up of the Company.

ARTICLE IV.

CONTRIBUTIONS OF CAPITAL

4.1. Initial Capital Contributions and Interests. The initial Capital Contributions of the Members will be the amount set forth opposite each Member’s name on Exhibit A, which is attached hereto and incorporated by reference herein. The initial Percentage Interest of each Member is set forth opposite each Member’s name on Exhibit A. Each Member has contributed or is deemed to have contributed the initial Capital Contribution set forth opposite such Member’s name on Exhibit A in return for such Member’s initial Units. Exhibit A may be changed from time to time in accordance with this Agreement.

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4.2. Limitation of Liability of Members. No Member will be required to make any additional contributions to the Company. Except as otherwise provided by applicable law, the debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, shall be solely the debts, obligations, and liabilities of the Company and no Member shall be obligated personally for any such debt, obligation, or liability of the Company solely by reason of being a Member of the Company; provided, that a Member may, solely to the extent required by the Act, be required to return to the Company, for the benefit of creditors, amounts previously distributed to that Member as a return of capital. It is the intent of the Members that no distribution of cash to any Member will be deemed a return or withdrawal of capital (even if that distribution is treated, in whole or in part, for any purpose as a distribution out of a reserve for depreciation or other reserve which is attributable to depreciation or any other non-cash item accounted for as a loss or deduction from or offset to the Company’s income), and that no Member will be obligated to pay any such amount to or for the account of the Company or any creditor of the Company. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, a Member is obligated to make any such payment, that obligation will be the obligation of that Member.

4.3. Loans. Any Member or any Affiliate of any Member, with the consent of the Board of Managers, may lend money to the Company or its Subsidiaries. If any Member or any Affiliate of any Member makes any loan or loans to the Company or its Subsidiaries, the amount of any such loan shall not be treated as a contribution to the capital of the Company, but shall be a debt due from the Company. None of the Members, or any of their Affiliates, shall be obligated to loan money to the Company. Notwithstanding anything herein to the contrary, nothing contained in this Agreement shall affect, limit or impair the rights and remedies of PLC or its Permitted Transferees in its capacity as a lender to the Company or any of its Subsidiaries pursuant to any agreement, instrument or document, including the Loan Agreement, under which the Company or any of its Subsidiaries has borrowed or may borrow money or has incurred indebtedness (in such capacity, a “Lender”). Without limiting the generality of the foregoing, any Lender, while exercising its right as a Lender, subject to the doctrine of good faith and fair dealing, will have no duty to consider (i) its status as a direct or indirect Member of the Company, (ii) the interests of the Company or (iii) any duty it may have to any other direct or indirect Members of the Company, except as may be required under the applicable loan documents or by commercial law applicable to creditors generally.

ARTICLE V.

CAPITAL ACCOUNTS

5.1. No Interest on Capital Contributions. No Member will be paid interest on any Capital Contribution.

5.2. Treatment of Capital Contributions and Restrictions on the Right to Withdraw or to be Redeemed from the Company. Except as specifically provided in this Agreement, the Company will not be required to redeem or repurchase any Units, and no Member will have the right or power to withdraw, or receive any return of such Member’s Capital Contribution, and except as specifically provided in Section 16.2, no Capital Contribution may be returned in the form of property other than cash.

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5.3. Capital Accounts. A Capital Account will be established for each Member on the books and records of the Company and will be maintained for each Member in accordance with this Agreement, the Code and the Treasury Regulations.

5.4. Capital Accounts Upon Transfer. In the event any Units are Transferred in accordance with the terms of this Agreement, the transferee will succeed to the Capital Account of the transferor to the extent it relates to the Transferred Units, except as provided in the Treasury Regulations.

5.5. Adjustment of Capital Accounts. In the event the Gross Asset Values of Company assets are adjusted pursuant to this Agreement, the Capital Accounts of all Members will be adjusted simultaneously to reflect the aggregate net adjustment as if the Company recognized gain or loss equal to the amount of such aggregate net adjustment. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Section 1.704-1(b) of the Treasury Regulations, and will be interpreted and applied in a manner consistent with such Treasury Regulations.

ARTICLE VI.

ALLOCATIONS

6.1. General Profits and Loss Allocations. After giving effect to the allocations set forth in Section 6.2, Profits and Losses (and to the extent necessary to achieve the resulting Capital Account balances described below, any allocable items of gross income, gain, loss and expense includable in the computation of Profits and Losses) for each taxable period shall be allocated among the Members during such taxable period, in such a manner as shall cause the Capital Accounts of the Members (as adjusted to reflect all allocations set forth in Section 6.2 and all distributions through the end of such taxable period) to equal, as nearly as possible, (a) the amount such Member would receive if all assets of the Company on hand at the end of such taxable period were sold for cash equal to their Gross Asset Values, all liabilities of the Company were satisfied in cash in accordance with their terms (limited in the case of non-recourse liabilities to the Gross Asset Value of the property securing such liabilities), and all remaining or resulting cash (including any withheld amounts) were distributed to the Members under Section 7, minus (b) such Member’s share of Company Minimum Gain and Member Loan Minimum Gain, computed immediately prior to the hypothetical sale of assets.

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6.2. Special Allocations.

(a) Company Minimum Gain Chargeback. Notwithstanding any other provision of this Article VI, if there is a net decrease in Company Minimum Gain during any Company fiscal year or other period for which allocations are made, prior to any other allocation under this Agreement, each Member shall be specially allocated items of Company income and gain for that period (and, if necessary, subsequent periods) in proportion to, and to the extent of an amount equal to such Member’s share of the net decrease in Company Minimum Gain during such year, determined in accordance with Regulations Section 1.704-2(g)(2). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(g)(2). This Section 6.2(a) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith. To the extent permitted by such section of the Regulations and for purposes of this Section 6.2(a) only, each Member’s Adjusted Capital Account Deficit shall be determined prior to any other allocations pursuant to this Article VI with respect to such fiscal year and without regard to any net decrease in Member Loan Minimum Gain during such fiscal year.

(b) Member Loan Minimum Gain Chargeback. Notwithstanding any other provision of this Article VI except Section 6.2(a), if there is a net decrease in Member Loan Minimum Gain attributable to a Member Loan Nonrecourse Debt during any Company fiscal year, each Member who has a share of the Member Loan Minimum Gain attributable to such Member Loan Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Member Loan Minimum Gain attributable to such Member Loan Nonrecourse Debt that is allocable to the disposition of Company property subject to such Member Loan Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Section 1.7042(j)(2). This Section 6.2(b) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith. Solely for purposes of this Section 6.2(b), each Member’s Adjusted Capital Account Deficit shall be determined prior to any other allocations pursuant to this Article VI with respect to such fiscal year, other than allocations pursuant to Section 6.2(a).

(c) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6) which results in an Adjusted Capital Account Deficit of a Member, items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided, that an allocation pursuant to this Section 6.2(c) shall be made if and only to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article VI have been tentatively made as if this Section 6.2(c) were not in this Agreement.

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(d) Gross Income Allocation. In the event any Member has an Adjusted Capital Account Deficit at the end of any Company fiscal year, each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 6.2(d) shall be made if and only to the extent that such Member would have an Adjusted Capital Account Deficit in excess of such sum after all other allocations provided for in this Article VI have been tentatively made as if Section 6.2(c) and this Section 6.2(d) were not in this Agreement. If the amount of Losses for any taxable period that would otherwise be allocated to a Member under Section 6.1 would cause or increase an Adjusted Capital Account Deficit for such Member as of the last day of such taxable period, then a proportionate part of such Losses, equal to such excess shall be allocated to the other Members, and the remainder of such Losses, if any, shall be allocated to such Member.

(e) Member Loan Nonrecourse Deductions. Any Member Loan Nonrecourse Deductions for any fiscal year or other period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Loan Nonrecourse Debt to which such Member Loan Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(2).

(f) Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such section of the Regulations.

6.3. Curative Allocations. Subject to the Code and the Regulations, any allocations of items of income, gain or loss pursuant to Sections 6.2(a)-(f) shall be taken into account in computing subsequent allocations pursuant to this Article VI, so that the net amount of any items so allocated and the income, losses and other items allocated to each Member pursuant to this Article VI shall, to the extent possible, be equal to the net amount that would have been allocated to each Member had no allocations ever been made pursuant to Sections 6.2(a)-(f).

6.4. Other Allocation Rules.

(a) Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deduction, and any other allocations not otherwise provided for shall be divided among the Members in the same proportions as such Members share Profits or Losses pursuant to Section 6.1 for the fiscal year.

(b) The Members are aware of the income tax consequences of the allocations made by this Article VI and hereby agree to be bound by the provisions of this Article VI in reporting their share of Company income and loss for income tax purposes.

(c) Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Regulations Section 1.752-3(a)(3), the Members’ interests in Company profits are in the same proportions as they share Profits pursuant to Section 6.1 for the fiscal year.

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(d) To the extent permitted by Sections 1.704-2(h) and 1.704-2(i)(6) of the Regulations, the Board of Managers shall endeavor to treat distributions of Available Cash or Net Cash from Sales or Refinancings as having been made from the proceeds of a Nonrecourse Liability or a Member Loan Nonrecourse Debt, only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Member.

(e) Notwithstanding anything to the contrary contained herein, items of income, gain, loss and deduction with respect to property, other than cash, contributed to the Company by a Member shall be allocated among the Members so as to take into account the variation between the basis of the property to the Company and its fair market value at the time of contribution as provided in Section 704(c) of the Code and Treasury Regulations Section 1.704-1(b)(2)(iv)(g).

6.5. Tax Allocations.

(a)

(i) In the event the Gross Asset Value of any Company property is adjusted in accordance with the definition thereof in Article I, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for U.S. federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

(ii) Any elections or other decisions relating to such allocations shall be made by the Board of Managers in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 6.5(a) are solely for purposes of U.S. federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, or other items or distributions pursuant to any provision of this Agreement.

(iii) As long as consistent with the other provisions of this Article VI, to the extent that gain from the disposition of any Company property is, for U.S. federal income tax purposes, taxable as ordinary income by reason of recapture of depreciation or cost recovery deductions taken with respect to such property, such depreciation recapture shall be allocated among the Members in proportion to the depreciation or cost recovery deductions previously allocated among them with respect to such property; provided, however, that in the event the depreciation recapture is less than the aggregate amount of depreciation or cost recovery deductions giving rise to the depreciation recapture allocated among such Members with respect to such property, the depreciation recapture will be allocated among such Members based on the order in time the Members have been allocated such deductions with respect to such property.

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6.6. Assignment During Fiscal Year. If a Member’s Units are Transferred at any time other than the end of a fiscal year of the Company, the allocable share of the various items of Company Profit, Loss and credit will be allocated between the transferor and the transferee in the same ratio as the number of days in the fiscal year, respectively, before and after the Transfer is recognized by the Company, as such number of days bears to the number of days in the entire year or will be allocated as if the books of the Company closed on the day of the Transfer. Such method of allocation will be determined by the transferor and transferee of such Units.

ARTICLE VII.

DISTRIBUTIONS

7.1. Distributions of Available Cash. Except as otherwise provided in this Article VII and subject to Schedule A, Available Cash shall be distributed to the Common Members in such amounts and at such times as shall be determined by the Board of Managers in accordance with their respective Percentage Interests. Except as otherwise provided herein, there will be no obligation by the Company to return to the Members, or to any one of them, any part of their Capital Contributions to the Company, for so long as the Company continues in existence. Notwithstanding any other provision of this Article VII, following PLC’s exercise of its right to sell Common Units pursuant to Section 15.2, no distributions shall be declared or paid upon, or any sum set apart for the payment of distributions upon, any Interests, including distributions pursuant to Sections 7.2 and 7.3, until the Common Put Price is paid in full in cash on all Common Units subject to sale pursuant to Section 15.2.

7.2. Distribution for Taxes. Subject to Schedule A and the last sentence of Section 7.1, the Board of Managers shall make cash distributions to the Members each year in an aggregate amount not less than (i) the estimated taxable income of the Company allocated to such Member pursuant to Article VI, multiplied by (ii) the Applicable Tax Rate and, in the case of a Member that is a corporation for U.S. federal income tax purposes, less (iii) any deductions available to such Member that will reduce such Member’s U.S. federal income tax liability. Such distributions attributable to a specific year will be made by the Board of Managers to the Members on or before March 31 of the year following such year and shall be proportionate to their respective Percentage Interests.

7.3. Distributions of Net Cash from Sales or Refinancings. Subject to Schedule A and the last sentence of Section 7.1 and except as provided in Section 16.2, all Net Cash From Sales or Refinancings shall be distributed to the Common Members, as soon as practicable, in accordance with their respective Percentage Interests.

ARTICLE VIII.

BANK ACCOUNTS, BOOKS OF ACCOUNT,
TAX COMPLIANCE AND FISCAL YEAR

8.1. Bank Accounts; Investments. The Board of Managers or officers of the Company may establish one or more bank accounts into which all Company funds shall be deposited. Funds deposited in the Company’s bank accounts may be withdrawn only to pay Company debts or obligations or to be distributed to the Members under this Agreement; provided, further, that the Board of Managers or officers of the Company may, in the aggregate, pay or caused to be paid on behalf of the Company those ordinary administrative and operating expenses of the Company in an amount not to exceed $50,000 in any twelve month period if the payment thereof would not trigger a default or an Event of Default under the Loan Agreement. Company funds, however, may be invested in such securities and investments as the Board of Managers or officers of the Company may select, until withdrawn for Company purposes. The funds of the Company may not be commingled with the assets of any other Person.

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8.2. Books and Records. The officers of the Company, subject to the oversight of the Board of Managers, shall keep books of account and records relative to the Company’s business. The books shall be prepared in accordance with generally accepted accounting principles consistently applied. The cash method of accounting shall be used by the Company for income tax purposes. The Company’s books and records shall at all times be maintained at the principal business office of the Company or its accountants (and to the extent required by the Act, at the registered office of the Company) and such books and records (or copies thereof) shall be available for inspection at the principal office of the Company (or such other location as shall be determined by the Board of Managers) by the Members or their duly authorized representatives during reasonable business hours. The books and records shall be preserved for at least four (4) years after the term of the Company ends.

8.3. Determination of Profit and Loss; Financial Statements. All items of Company income, expense, gain, loss, deduction and credit shall be determined with respect to, and allocated in accordance with, this Agreement for each Member for each Company fiscal year. Within one hundred and twenty (120) days after the end of each Company fiscal year, the Board of Managers shall cause to be prepared and delivered to each Member of record as of the last day of such fiscal year, at the Company’s expense, unaudited financial statements of the Company for the preceding fiscal year, including, without limitation, a balance sheet, profit and loss statement, statement of cash flows and statement of the balances in the Members’ Capital Accounts, prepared in accordance with the terms of this Agreement and generally accepted accounting principles consistently applied. In addition, as soon as practicable, but in no event later than forty-five (45) days after the close of each fiscal quarter, except the last fiscal quarter of each fiscal year, the Board of Managers shall deliver to each Member of record on the closing date of that fiscal quarter a quarterly report for the fiscal quarter containing such financial and other information with respect to the Company as the Board of Managers deems appropriate including, without limitation, a balance sheet, profit and loss statement, and statement of cash flows, each prepared in accordance with generally accepted accounting principles consistently applied. In addition, the Company shall provide such other information regarding the Company and its Subsidiaries at the reasonable request of any Member.

8.4. Tax Returns and Information. The Members intend for the Company to be treated as a partnership, rather than as an association taxable as a corporation, for U.S. federal income tax purposes. The officers of the Company, subject to the oversight of the Board of Managers, shall prepare or cause to be prepared all U.S. federal, state and local income and other tax returns which the Company is required to file and shall furnish such returns to the Members, together with any other information which any Member may reasonably request relating to such returns, within ninety (90) days after the end of each Company fiscal year.

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8.5. Tax Audits. PrefCo (or such person designated by the Board of Managers pursuant to Section 9.1) shall be the tax matters partner of the Company under Section 6231(a)(7) of the Code (prior to amendment by the Bipartisan Budget Act) and, for tax years ending after December 31, 2017, the partnership representative of the Company under Section 6223(a) of the Code (as amended by the Bipartisan Budget Act) (in each such capacity, the “TMP”). The TMP shall have the authority to designate from time to time a “designated individual” (the “Designated Individual”) to act on behalf of the TMP, and such Designated Individual shall be subject to replacement by the TMP in accordance with Treasury Regulations Section 301.6223-1. For taxable years ending on or before December 31, 2017, the TMP and the Designated Individuals, as applicable, shall have all of the rights, duties, powers and obligations provided for in Sections 6221 through 6232 of the Code (as in effect before amendment by the Bipartisan Budget Act) with respect to the Company subject, in all cases, to the consent of the Board of Managers. For taxable years ending after December 31, 2017, all decisions regarding elections under Section 6221(b) or Section 6226 of the Code (as amended by the Bipartisan Budget Act) shall be made by the Board of Managers pursuant to Section 9.1. Neither the TMP, the Designated Individual, nor the Board of Managers shall make any tax elections without the prior written consent of PLC if any such election made by the TMP, the Designated Individual, or by the Board of Managers would adversely affect in any material respect PLC in a manner that is disproportionate to the other Members (such consent not to be unreasonably withheld). The TMP shall inform the Members of all matters which may come to its attention in its capacity as TMP by giving the Members notice thereof within thirty (30) days after becoming so informed. The TMP and the Designated Individual, as applicable, shall not take any action contemplated by Sections 6222 through 6232 of the Code (prior to amendment by the Bipartisan Budget Act) unless the TMP or the Designated Individual has first given the Members prior written notice of the contemplated action. This provision is not intended to authorize the TMP or the Designated Individual to take any action that is left to the determination of the individual Member under the Code.

8.6. Fiscal Year. The Company fiscal year shall be the calendar year.

8.7. Bipartisan Budget Act. The Members acknowledge that the Bipartisan Budget Act repeals the currently existing audit provisions for tax partnerships effective for taxable years beginning after December 31, 2017, and potentially makes tax partnerships liable for income taxes attributable to adjustments of partnership items of income, gain, loss, deduction or credit. The Board of Managers is hereby authorized to address the audit provisions of the Bipartisan Budget Act as the Board of Managers deems appropriate. This authority shall include the authority to amend this Agreement; for tax years beginning after December 31, 2017; to designate a person to act as TMP, and to make (or cause the TMP or the Designated Individual to make) any election under the Bipartisan Budget Act provisions including requiring Members and assignees or former Members and assignees to file amended tax returns to reflect any such adjustments as provided in Code Section 6225(c)(2), to elect under Code Section 6226 to cause Members and assignees to take such adjustments into account on their own tax returns or, if applicable, in accordance with Code Section 6221(b), to cause the Company to elect out of treatment under revised subchapter C of Chapter 63 of the Code; provided, that the Board of Managers shall not make any election under Code Section 6226 or Code Section 6221(b) without first notifying the Members and obtaining the approval of a Required Interest of the Members; provided, further, that the TMP or the Designated Individual shall not make any tax elections or settle or compromise any tax liability or tax audit without the prior written consent of PLC if any such election, settlement or compromise made by the TMP or the Designated Individual would adversely affect in any material respect PLC in a manner that is disproportionate to the other Members (such consent not to be unreasonably withheld).

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ARTICLE IX.

BOARD OF MANAGERS

9.1. Management by the Board of Managers. Subject to the consent of the Members where required by this Agreement or by the Act, the Company will be managed by the Board of Managers. Unless otherwise set forth herein, all decisions relating to the business and affairs of the Company shall be made by the Board of Managers or by the officers of the Company, subject to the oversight of the Board of Managers. Except as otherwise expressly provided in this Agreement, all decisions required or permitted to be made by the Board of Managers under this Agreement may be made and any necessary action taken upon the majority vote of the Board of Managers. In making such decisions, the Board of Managers will exercise ordinary, prudent business judgment. The Managers shall be subject, with respect to the Company and the Members, to the same fiduciary duties as the board of directors of a Delaware corporation owes to the corporation and its stockholders, except that the PLC Manager shall not have such duties except that at all times it shall act in accordance with standards of good faith and fair dealing and shall otherwise be entitled to act in the best interests of PLC.

9.2. No Control By Members. No Member (except a Member who may also be a Manager or officer, and then only in such capacity within the scope of his, her or its authority hereunder) will participate in or have any control over the Company business or will have any authority or right to act for or bind the Company. All Members hereby consent to the exercise by the Board of Managers of the powers conferred on the Board of Managers by this Agreement.

9.3. Number; Election. There shall be up to five (5) Managers of the Company, who need not be a Member or a resident of the State of Delaware. The number of Managers may be increased or decreased from time to time by amendment to this Agreement, subject to Section 9.4.

9.4. Nomination. PrefCo and PLC shall be entitled to nominate Managers as set forth below:

(a) PrefCo shall be entitled to nominate up to four (4) Managers (the “PrefCo Managers”) so long as PrefCo continues to hold any Interest.

(b) PLC shall be entitled to nominate one (1) Manager (the “PLC Manager”) so long as PLC continues to hold any Interest.

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9.5. Initial Board of Managers. The initial Board of Managers of the Company shall consist of the following Managers:

Name	Type of Nominee

Eric Blue	PrefCo Manager

Todd White	PrefCo Manager

Michael C. Cassetta	PLC Manager

Each of such individuals shall hold his office until his or her death, resignation or removal or until his or her successor shall thereafter have been duly elected and qualified. Each of the parties by signing this Agreement consents to the election of the nominees to the initial Board of Managers as listed above, effective immediately as of the date of this Agreement.

9.6. Removal of Managers. Except as otherwise provided in this Section 9.6 or in Section 9.7, each Member agrees not to take any action to remove, with or without cause, any Manager of the Company. Notwithstanding the foregoing:

(a) If any nominator or nominators would no longer be entitled to nominate a Manager pursuant to Section 9.4, such nominator or nominators shall immediately remove such Manager or cause such Manager to, and such Manager shall, resign.

(b)

(i) PrefCo shall at all times have the right to cause the other Members to remove and/or replace, with or without cause, any of the PrefCo Managers.

(ii) PLC shall at all times have the right to cause the other Members to remove and/or replace, with or without cause, any of the PLC Managers.

If a Manager shall fail to resign as contemplated by clause (a) above or if any of the Members determine to remove any Manager as contemplated in clause (b) above and any such Manager shall fail to resign, then the Members shall immediately cause a special meeting of Members of the Company to be called or shall act by written consent without a meeting, for the purpose of removing any such Manager, and each Member agrees to vote, in person or by proxy, his, her or its Units which are entitled to vote at such meeting, or to execute a written consent in respect of such Units, as the case may be, in favor of such removal and to take all other necessary and appropriate action to cause such removal.

9.7. Vacancies. If a vacancy is created on the Board of Managers by reason of the death, disability, removal (in accordance with Section 9.6) or resignation of any Manager, the party which, under Section 9.4 is entitled to nominate the Manager whose death, disability, removal or resignation resulted in such vacancy shall be entitled to designate in writing a new Manager in accordance with the nomination procedures set forth in Section 9.4, and such nominated Manager shall be deemed to fill such vacancy upon the Company’s receipt of such written designation.

9.8. Action by Members to Reconstitute Board of Managers. If at any time and for any reason, no Managers have been nominated, designated or are otherwise available to serve under this Article IX, then, at the request of any Member, the Company shall cause a special meeting of Members to be held or shall act by written consent of Members without a meeting for the purpose of taking whatever action may be necessary to assure that the Board of Managers is constituted as set forth in this Article IX as promptly as practicable.

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9.9. Certain Covenants. Each Member entitled to vote on such matters agrees to vote, in person or by proxy, all Units over which he, she or it may exercise voting power, at any annual meeting of Members of the Company called for the purpose of voting on the election of Managers or to execute written consents of Members without a meeting with respect to the election of Managers, or, if necessary, to cause its nominee or nominees on the Board of Managers, if any, to vote in favor of the election of each Manager nominated in accordance with Sections 9.4 and 9.7 and against any other nominees and in favor of the removal of any Manager who is required to be removed or resign pursuant to Section 9.6 or 9.7 and to take all other necessary and appropriate actions to cause such events to occur. The Company shall use its best efforts to cause individuals to be so nominated, elected or removed, as the case may be, in accordance with the applicable provisions of this Agreement. Each Member shall vote all Units over which he, she or it may exercise voting power and shall take all other actions necessary and appropriate (including, without limitation, removing any Manager) to ensure that the Certificate of Formation (as amended) does not at any time conflict with the provisions of this Agreement and shall not vote to approve (or consent to the approval of) any amendment to the Certificate of Formation (as amended) which would be inconsistent with this Agreement.

9.10. Meetings of the Board of Managers. Meetings of the Board of Managers may be called by any Manager; provided, that the Board of Managers shall meet no less frequently than quarterly. The notice of a meeting shall state the nature of the business to be transacted at such meeting. Notice of any meeting shall be given to all Managers not less than ten (10) and not more than thirty (30) days prior to the date of the meeting. Except as otherwise expressly provided in this Agreement or required by the express provisions of the Act, the majority vote of the Managers shall control all decisions for which the vote of the Board of Managers is required hereunder. The presence of any Manager at a meeting shall constitute a waiver of notice of the meeting with respect to such Manager, unless such Manager is present solely to challenge the validity of the meeting. The Managers may, at their election, participate in any regular or special meeting by means of conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other. A Manager’s participation in a meeting pursuant to the preceding sentence shall constitute presence in person at such meeting for all purposes of this Agreement.

9.11. Action Without a Meeting. Notwithstanding anything to the contrary in this Agreement, any action that may be taken at a meeting of the Board of Managers may be taken without a meeting if a consent in writing setting forth the action so taken is approved by the number of Managers required pursuant to this Agreement, which consent may be executed in multiple counterparts, and shall take effect when such consent is delivered to any Managers who did not so consent in writing. In the event any action is taken pursuant to this Section 9.11, it shall not be necessary to comply with any notice or timing requirements set forth in Section 9.10.

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9.12. Restrictions on Certain Board Actions. Notwithstanding anything contained in this Agreement to the contrary, the Board of Managers shall not take any action with respect to any of the following matters except upon the prior approval of the PLC Manager:

(a) amend this Agreement (except as provided in Section 17.8);

(b) liquidate or dissolve the Company;

(c) change or reorganize the Company into any other legal form; or

(d) do any act in contravention of this Agreement

9.13. Liability. The Managers shall perform their duties under this Agreement with ordinary prudence and in a manner reasonable under the circumstances. A Manager shall not be liable to the Company or the Members for any loss or liability caused by any act, or by the failure to do any act, unless such loss or liability arises from the Manager’s intentional misconduct, gross negligence or fraud. In no event shall any Manager be liable by reason of a mistake in judgment made in good faith, or action or lack of action in reasonable reliance on the advice of legal counsel.

9.14. Compensation. The Managers shall not be entitled to receive compensation from the Company for services rendered on behalf of or for the benefit of the Company. Each Manager shall, however, be reimbursed at any reasonable time and from time to time for all reasonable out-of-pocket costs and expenses that such Manager incurs in connection with performing services as a Manager of the Company.

9.15. Board Observer. PLC shall have the right to appoint a single observer to the Board of Managers (the “Observer”), which Person shall be entitled to attend (or at the option of the Observer, monitor by telephone) all meetings of the Board of Managers (other than any portions of any meetings which involve the exchange of privileged attorney-client information or work product) but shall not be entitled to vote on, or consent to or otherwise approve any activity or policy taken of adopted by the Board of Managers. The Observer shall receive all reports, meeting materials, notices, written consents, and other materials, provided to the Board of Managers including, but not limited to, consents in lieu of meetings (in each case other than any portions of such reports or materials that contain or attorney-client privileged information or work product) as and when provided to the Board of Managers. The Observer shall be subject to and required to sign a mutually acceptable confidentiality and non-disclosure agreement before attending the initial meeting of the Board of Managers or reviewing any information provided thereby or pertaining thereto. For the avoidance of doubt, in no event shall the Observer have any fiduciary duties or be considered or deemed to be a manager of the Company or be required to be present for purposes of a quorum. The Company shall reimburse PLC for the reasonable travel expenses incurred by the Observer in connection with attendance at or participation in meetings in person or by telephone to the same extent as Managers are reimbursed for such expenses. The initial Observer shall be Adam Gittes.

ARTICLE X.

OFFICERS

10.1. Officers. If the Board of Managers determines the Company should have officers, the officers of the Company shall be elected by a majority vote of the Managers. An officer of the Company may also be a Manager. The Board of Managers may choose a President, one or more Vice Presidents, a Chief Operating Officer, a Chief Financial Officer, a Secretary, one or more Assistant Secretaries and such other officers as the Board of Managers may determine. Any two or more offices may be held by the same individual.

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10.2. President. The President shall be the principal executive officer of the Company and, subject to the control of the Board of Managers, shall in general supervise and control all of the business and affairs of the Company. He or she shall, when present, preside at all meetings of the Members. He or she may sign any contracts or other instruments except those which shall be required by law, by this Agreement or by the Board of Managers to be otherwise signed or executed, and in general shall perform all duties as may be prescribed by the Board of Managers from time to time.

10.3. Vice Presidents. Each Vice President shall have such powers and duties as the Board of Managers or the President may prescribe or delegate to him or her.

10.4. Chief Operating Officer. The Chief Operating Officer shall, subject to the control of the Board of Managers and the President, supervise and control the day-to-day administrative affairs of the Company. He or she may sign any contracts or other instruments except those which shall be required by law, by this Agreement or by the Board of Managers or the President to be otherwise signed or executed, and in general shall perform all duties as may be prescribed by the Board of Managers and the President from time to time.

10.5. Chief Financial Officer. The Chief Financial Officer shall, subject to the control of the Board of Managers and the President, have the custody of the Company’s funds, shall keep full and accurate accounts of receipts and disbursements, and shall deposit all monies in the name and to the credit of the Company in such depositories as may be designated by the Board of Managers or the President. The Chief Financial Officer shall also have the duties and responsibilities as the treasurer of the Company and shall disburse the funds thereof as may be ordered by the Board of Managers or the President. He or she shall render to the Board of Managers at its regular meetings, or at such other times as the Board of Managers so requires, an account of all his or her transactions as Chief Financial Officer, and of the financial condition of the Company. The Chief Financial Officer shall perform such other duties and have such other powers as the Board of Managers or the President may from time to time prescribe.

10.6. Secretary. The Secretary shall: (i) prepare and keep the minutes of the meetings of the Board of Managers and the Members in one or more books provided for that purpose; (ii) see that all notices are duly given in accordance with the provisions of this Agreement or as required by law; (iii) be custodian of the Company records; (iv) keep a register of the post office address of each Member; (v) have general charge of the membership books of the Company; (vi) authenticate records of the Company; and (vii) in general perform all duties incident to the office of the Secretary and such other duties as from time to time may be assigned to him or her by the President or by the Board of Managers. In the absence of the Secretary, or in the event of his or her inability or refusal to act, the Assistant Secretary, if any, shall perform all duties incident to the office of the Secretary and such other duties as from time to time may be assigned to him or her by the President or by the Board of Managers.

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10.7. Compensation. The officers of the Company shall be entitled to receive such compensation, if any, from the Company for services rendered on behalf of or for the benefit of the Company as shall be determined from time to time by the Board of Managers. In addition, each officer of the Company shall be reimbursed at any reasonable time and from time to time for all out-of-pocket costs and expenses that such officer incurs in connection with performing services as an officer of the Company.

10.8. Removal and Vacancies. Each officer of the Company shall hold office until his or her successor is chosen and qualified in his or her stead or until his or her death or until his or her resignation or removal from office. Any officer elected or appointed by the Board of Managers may be removed either for or without cause by the Board of Managers, but such removal shall be without prejudice to the contract rights, if any, of the individual so removed. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Managers.

ARTICLE XI.

RIGHTS, STATUS AND COVENANTS OF MEMBERS

11.1. General. Except to the extent expressly otherwise provided in this Agreement, the Members shall not take part in the management or control of the Company business, or sign for or bind the Company, such powers being vested exclusively in the officers and the Board of Managers.

11.2. Voting Rights. The Members shall have the right to vote on all Company matters specified under the Act. Any matter submitted to a vote of the Members hereunder shall require the approval of the PLC Manager only as specifically provided herein. When voting, Members shall not vote per capita, but based upon the Percentage Interest held by each Member.

11.3. Limitation of Liability. Except as otherwise specified in Article IV of this Agreement or the Act, no Member shall have any personal liability whatsoever solely by reason of his, her or its status as a Member of the Company, whether to the Company, the Board of Managers or any creditor of the Company, for the debts of the Company or any of its losses beyond the amount of the Member’s obligation, if any, to contribute his, her or its Capital Contribution not previously contributed to the Company.

11.4. Bankruptcy; Death; Etc. None of the Bankruptcy, death, disability, declaration of incompetence or incapacity, or dissolution of a Member shall dissolve the Company, but the rights of a Member to share in the Profits and Losses of the Company and to receive distributions of Company funds shall, on the happening of such an event, devolve upon the Member’s estate, legal representative or successor in interest, as the case may be, subject to this Agreement, and the Company shall continue as a limited liability company under the Act. The Member’s estate, representative or successor in interest shall be entitled to receive distributions and allocations with respect to such Member’s Units and shall be liable for all of the obligations of the Member.

11.5. Other Activities of the Members. Each Member will be free to own or otherwise participate directly or indirectly in the ownership or operation of any activity of any Person. Neither the Company nor any Member shall have any rights, by virtue of this Agreement, in or to the other business ventures of any other Member (or any officers, directors, employees or Affiliates of any Member) or to the income or profits derived therefrom by any such Persons.

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ARTICLE XII.

MEETINGS AND MEANS OF VOTING

12.1. Meetings of the Members.

(a) Meetings of the Members may be called by the Board of Managers and shall be promptly called upon the written request of any Member. The notice of a meeting shall state the nature of the business to be transacted at such meeting, and actions taken at any such meeting shall be limited to those matters specified in the notice of the meeting. Notice of any meeting shall be given to all Members not less than ten (10) and not more than thirty (30) days prior to the date of the meeting. Members may vote in person or by proxy at such meeting.

(b) Except as otherwise expressly provided in this Agreement or required by the express provisions of the Act, the vote of a Majority Interest of the Members shall control all decisions for which the vote of the Members is required hereunder. Each Member’s voting power shall be the same as that Member’s Percentage Interest at the time of the vote. The presence of any Member at a meeting shall constitute a waiver of notice of the meeting with respect to such Member, unless such Member is present solely to challenge the validity of the meeting. The Members may, at their election, participate in any regular or special meeting by means of conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other. A Member’s participation in a meeting pursuant to the preceding sentence shall constitute presence in person at such meeting for all purposes of this Agreement.

12.2. Vote By Proxy. Each Member may authorize any Person to act on the Member’s behalf by proxy on all matters in which a Member is entitled to participate, whether by waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Member authorizing such proxy or such Member’s attorney-in-fact.

12.3. Conduct of Meeting. Each meeting of Members shall be conducted by a Person appointed by the Board of Managers. The meeting shall be conducted pursuant to such rules as may be adopted by the Person appointed by the Board of Managers conducting the meeting unless the Board of Managers adopts other such rules.

12.4. Action Without a Meeting. Notwithstanding anything to the contrary in this Agreement, any action that may be taken at a meeting of the Members may be taken without a meeting if a consent in writing setting forth the action so taken is approved by a Majority Interest or otherwise as set forth herein, as appropriate, which consent may be executed in multiple counterparts. In the event any action is taken pursuant to this Section 12.4, it shall not be necessary to comply with any notice or timing requirements set forth in Section 12.1. Prompt written notice of the taking of any action without a meeting shall be given to the Members who have not consented in writing to such action.

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12.5. Closing of Transfer Record; Record Date. For the purpose of determining the Members entitled to notice of or to vote at any meeting of Members, any reconvening thereof, or to act by consent, the Board of Managers may provide that the transfer record shall be closed for at least two (2) days immediately preceding such meeting (or such shorter time as may be reasonable in light of the period of the notice) or the first solicitation of consents in writing. If the transfer record is not closed and if no record date is fixed for determining the Members entitled to notice of or to vote at a meeting of Members or by consent, the date on which the notice of the meeting is mailed or the first written consent is received by the Board of Managers shall be the record date for such determination.

ARTICLE XIII.

INDEMNIFICATION AND INSURANCE

13.1. Indemnification. To the fullest extent permitted by law, the Company (but not the Members) will indemnify each Member, its Affiliates, the directors, managers, officers, employees and agents of each Member or its Affiliates, and each Manager, officer, employee and agent of the Company and the Liquidator (each an “Indemnified Party” and collectively the “Indemnified Parties”), and save and hold each Indemnified Party harmless, from and in respect of (i) all fees, costs and expenses incurred in connection with or resulting from any claim, action or demand against an Indemnified Party (including any claim, action or demand arising under common law or statute), including attorneys’ fees, that arise out of or in any way relate to the Company or its Subsidiaries, or their respective properties, business or affairs, or that arise by reason of any of them being a Manager, officer, employee or agent of a Member or the Company (provided, that, in such capacity, such Person was performing services on behalf of the Company) or a director, manager, officer or employee of any Affiliate of a Member (whether or not such Person continues to serve in such capacity at the time such claim, action or demand is brought or threatened; and provided, that, in such capacity, such Person was performing services on behalf of the Company), and (ii) all claims, actions and demands and any resulting losses or damages (including all claims, actions and demands arising under common law or statute), including amounts paid in settlement or compromise of any claim, action or demand; provided, however, that this indemnity will not extend to conduct by an Indemnified Party if it is determined by a court of competent jurisdiction that the Person acted so as to be liable for actual fraud, willful misfeasance, gross negligence or reckless disregard of the duties involved in the conduct of his, her or its office, which liability will survive the Person’s ceasing to serve in such capacity and any dissolution of the Company. The foregoing is intended to satisfy any requirements of applicable law that indemnification be authorized prior to indemnifying any Person. The foregoing right of indemnification will be in addition to any rights to which the Indemnified Parties may be entitled under the Act or otherwise and will inure to the benefit of the executors, administrators, personal representatives, successors or assigns of each Indemnified Party.

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13.2. Expenses. The Company shall pay the expenses incurred by an Indemnified Party in defending a civil or criminal action, suit or proceeding, other than an action brought by the Company, upon receipt of an undertaking by the Indemnified Party to repay payments made by the Company if the Indemnified Party is determined not to be entitled to indemnification as provided herein. The Board of Managers will have the power on behalf of the Company to indemnify, on terms generally consistent with this Article XIII, any other Person who serves at the request of a Member as a director, manager, officer, employee or agent of an Affiliate of the Company or a Member or Manager, against any liabilities that may be incurred by reason of the Person’s being a director, manager, officer, employee or agent of an Affiliate of the Company or a Member or Manager. Any right of indemnity granted under this Article XIII may be satisfied only out of the assets of the Company and no Member will be personally liable with respect to any claim for indemnification

13.3. Insurance. The Company will have the power to purchase and maintain insurance in reasonable amounts on behalf of the Company, as determined by the Board of Managers and the Indemnified Parties against any liability incurred by them in their capacities as such, whether or not the Company has the power to indemnify them against such liability. The Company may also purchase and maintain insurance for the protection of any Indemnified Party against similar liabilities, whether or not the Company has the power to indemnify such Person against such liabilities.

13.4. No Third-Party Beneficiaries. The indemnification provided in this Article XIII is for the benefit of the Indemnified Parties and their respective executors, administrators, personal representatives, successors and assigns, and shall not be deemed to create any right to indemnification for any other Persons.

13.5. Savings Clause. If all or any portion of this Article XIII shall be invalidated on any ground by a court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless a Person to be indemnified pursuant to this Article XIII as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, to the full extent permitted by any applicable portion of this Article XIII that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE XIV.

TRANSFER OF UNITS AND SUBSTITUTED/ADDITIONAL MEMBERS

14.1. Transfers by Members. Except for a Transfer to a Permitted Transferee of a Member, and except as otherwise set forth in this Article XIV and Article XV, no Member may Transfer all or any part of his, her or its Units without the prior written consent of the Board of Managers; provided, however, that PrefCo shall not be entitled to Transfer all or any part of its Units for so long as any preferred equity remains outstanding at PrefCo. The Board of Managers may withhold their consent to any Transfer, except for Transfers otherwise permitted under this Agreement, for which consent is required, with or without reasonable cause. If a Member receives the prior consent of the Board of Managers, he, she or it may Transfer his, her or its Units if the following conditions are satisfied:

(a) the Member and his, her or its transferee execute, acknowledge and deliver to the Board of Managers such instruments of transfer and assignment with respect to such transaction as are in form and substance satisfactory to the Board of Managers;

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(b) unless waived in writing by the Board of Managers, the Member delivers to the Board of Managers an opinion of counsel satisfactory to the Board of Managers, covering such securities and tax laws and other aspects of the proposed Transfer as the Board of Managers may reasonably request; and

(c) the Member has furnished to the transferee a written statement showing the name and taxpayer identification number of the Company in such form and together with such other information as may be required under Section 6050K of the Code and the Regulations thereunder.

Any Member who thereafter Transfers all or any portion of his, her or its Units as authorized in accordance with this Section 14.1 shall promptly notify the Board of Managers of such Transfer and shall furnish to the Board of Managers the name and address of the transferee and such other information as may be required under Section 6050K of the Code and the Regulations thereunder.

14.2. Substituted Member. Except for a Transfer to a Permitted Transferee of a Member, no Person taking or acquiring, by whatever means, the Units of any Member in the Company, shall be admitted as a Substituted Member without the prior approval of the Board of Managers at the time the proposed Substituted Member is being considered for approval. In addition, no Person (including any Permitted Transferee) shall be admitted as a Substituted Member unless such Person:

(a) Elects to become a Substituted Member by delivering notice of such election to the Company; and

(b) Executes, acknowledges and delivers to the Company such other instruments as the Board of Managers may reasonably request to effect the admission of such Person as a Substituted Member, including, without limitation, the written acceptance and adoption by such Person of the provisions of this Agreement.

14.3. Basis Adjustment. Upon the Transfer of all or part of any Units, at the request of the transferee of the Units, the Board of Managers may, with the written consent of PLC, cause the Company to elect, pursuant to Section 754 of the Code or the corresponding provisions of subsequent law, to adjust the basis of the Company properties as provided by Sections 734 and 743 of the Code.

14.4. Admission of Additional Members. The Board of Managers is authorized to issue additional Units and to admit additional Persons to the Company as Additional Members, which in all instances shall comply with applicable securities laws. The Board of Managers shall have discretion in determining the consideration (which must be fully paid in cash or property at the time of subscription), and the terms and conditions with respect to the Company for admitting Additional Members. The Board of Managers will not permit any Person to become an Additional Member unless such Person certifies in writing to the Board of Managers that the Person agrees to be bound by the terms of this Agreement. The Board of Managers shall do all things necessary to comply with the Act and is authorized to do all things it deems to be necessary or advisable in connection with the Company for admitting any Additional Member, including, but not limited to, complying with any statute, rule, regulation or guideline issued by any Governmental Authority.

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14.5. Transfer Procedures. The Board of Managers shall establish a Transfer procedure consistent with this Article XIV to ensure that all conditions precedent to the admission of a Substituted Member or Additional Member have been complied with.

14.6. Invalid Transfer. No Transfer of Units that is in violation of this Article XIV shall be valid or effective, and the Company shall not recognize any improper Transfer for the purposes of making allocations, payments of profits, return of Capital Contributions or other distributions with respect to such Units, or part thereof. The Company may enforce the provisions of this Article XIV either directly or indirectly or through its agents by entering an appropriate stop transfer order on its books or otherwise refusing to register or transfer or permit the registration or transfer on its books of any proposed Transfers not in accordance with this Article XIV.

14.7. Distributions and Allocations in Respect of a Transferred Units. If any Member Transfers any part of his, her or its Units during any accounting period in compliance with the provisions of this Article XIV, Company income, gain, deductions and losses attributable to such Units for the respective period shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during the appropriate accounting period in accordance with Code Section 706(d), using the daily proration method. All Company distributions on or before the effective date of such Transfer shall be made to the transferor, and all such Company distributions thereafter shall be made to the transferee. Solely for purposes of making Company tax allocations and distributions, the Company shall recognize a Transfer on the day following the day of such Transfer. Neither the Company nor the Board of Managers shall incur any liability for making Company allocations and distributions in accordance with the provisions of this Section 14.7, whether or not the Board of Managers or the Company have knowledge of any Transfer of any Units or part thereof where the transferee is not admitted as a Substituted Member.

14.8. Additional Requirements of Admission to Company. No Transfer of any Units shall be effective or valid and no Person shall be admitted as a Member if such Transfer or admission would have the effect of causing the Company to be re-classified for U.S federal income tax purposes as an association (taxable as a corporation under the Code), or would not meet applicable exemptions from securities registration and securities disclosure requirements provided under U.S. federal and state securities laws.

14.9. Amendment to Exhibit A. The Board of Managers shall amend Exhibit A attached to this Agreement from time to time to reflect the admission of any successor Member, Substituted Members or Additional Members, or the increase, reduction or termination of any Member’s Interest.

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14.10. Pledge of Company Units to a Lender.

(a) Notwithstanding any provision, including Sections 14.1 and 14.2, to the contrary in this Agreement, the Units issued hereunder may be assigned, pledged, hypothecated, encumbered or transferred to a lender (or agent acting for a group of lenders) as collateral for PrefCo’s indebtedness under the Loan Agreement or for any other Member’s indebtedness, liabilities and obligations to such lender (or agent and group of lenders), and any such assigned, pledged, hypothecated, encumbered or transferred Units shall be subject to the rights under any collateral documentation governing or pertaining to such assignment, pledge, hypothecation, encumbrance or transfer of such lender, agent, lender or group of lenders. Upon the transfer of all of its Units in the Company to such lender, agent, lender or group of lenders, the Member shall cease to be a Member of the Company and shall have no further rights or obligations under this Agreement. For the avoidance of doubt, any such sale, assignment, pledge, hypothecation, encumbrance, transfer or disposition of Units in the Company shall be inclusive of economic, management and voting rights (including, without limitation, the rights to participate in the management of the business and the business affairs of the Company, to share profits and losses, to receive distributions, and to receive allocations of income, gain, loss, deduction, credit or similar item).

(b) Without limiting the foregoing, the right of such agent, lender or group of lenders to enforce their rights and remedies under such collateral documentation is hereby acknowledged and any such action taken in accordance therewith shall be valid and effective under this Agreement. Any assignment, sale or other disposition of the Units by such agent, lender or group of lenders pursuant to any such collateral documentation in connection with the exercise of any rights and powers of such agent, lender or group of lenders shall be valid and effective for all purposes to transfer all right, title and interest of the applicable Member hereunder to the assignee of such Member in accordance with such collateral documentation and applicable law (including, without limitation, the rights to participate in the management of the business and the business affairs of the Company, to share profits and losses, to receive distributions and to receive allocation of income, gain, loss, deduction, credit or similar item) and such assignee shall be a Member of the Company with all rights and powers of a Member. Further, no such agent, lender or group of lenders or any such assignee shall be liable for the obligations of any Member assignor to make capital contributions. So long as any assignment, pledge, hypothecation, encumbrance or transfer of any Member’s Units is in effect, this provision shall inure to the benefit of such assignee, pledgee, transferee, etc. and its successors, assigns and/or designated agents, as an intended third party beneficiary, and no amendment, modification or waiver of, or consent with respect to, this provision shall in any event be effective without the prior written consent of such assignee, pledgee, transferee, etc.

ARTICLE XV.

DRAG ALONG AND PUT RIGHTS

15.1. Drag-Along Rights.

(a) If, at any time the Company, with the prior approval of the Board of Managers, enters into an agreement with respect to a liquidity event and the proposed purchaser desires to purchase all of the Units then issued and outstanding in connection therewith, then the Company shall have the right to require each Member to participate in such Transfer and sell all of his, her or its Common Units to the proposed purchaser on the same terms and conditions as have been approved by the Board of Managers, including, without limitation, the price per Common Unit. At least ten (10) days prior to the date of any such proposed Transfer, the Company, shall provide all of the Members with a notice of the proposed Transfer, stating the intent of the Board of Managers to make such Transfer, the kind and amount of consideration to be paid for the Units and the name of the proposed purchaser (the “Buyout Notice”).

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(b) All Members shall take all such reasonable actions as may be necessary or appropriate to effect the transactions contemplated by this Section 15.1 and the purpose and intent hereof.

(c) Each Member hereby irrevocably and severally appoints and constitutes each Manager as such Member’s true and lawful attorney in fact, with full power and authority, on such Member’s behalf and in such Member’s name, to execute, acknowledge, swear to, and deliver such documents and filings, including, without limitation, consents, and assignments, that such attorney in fact, in its sole and absolute discretion deems necessary to accurately effectuate the exercise of any options and the Transfer of the Member’s Units, and to otherwise reflect a Transfer of such Member’s Units pursuant to Section 15.1(a). This power of attorney is a special power coupled with an interest and is irrevocable, and may be exercised by the attorney described herein at any time that is appropriate or necessary to consummate the transaction contemplated in the Buyout Notice. Such power of attorney shall survive the death or legal disability of a Member and any resulting Transfer of such Member’s Units.

(d) In connection with any Transfer pursuant to this Section 15.1: (i) PLC shall not be required to make any representations or warranties in connection therewith other than with respect to title and ownership to the Units being conveyed by PLC and its authority with respect thereto; (ii) PLC’s indemnification obligations shall be limited to the lesser of (x) the amount of consideration received by PLC in such Transfer and (y) PLC’s pro rata portion of such indemnification obligation; (iii) PLC shall only be responsible for any indemnification obligation on a several (and not joint and several) basis; (iv) unless PLC has violated its obligations or good faith and fair dealing, PLC’s indemnification obligations shall be limited to representations and warranties it makes regarding ownership of its equity in the Company; and (v) PLC shall not be required to enter into or be bound by any restrictive covenants (including non-competition and non-solicitation provisions) in connection with such Transfer pursuant to this Section 15.1.

15.2. Put Right.

(a) At any time during the Exercise Period, PLC may, at its election, sell to the Company all of PLC’s Common Units for a purchase price, per Common Unit, equal to the fair market value of such Common Units as determined in accordance with Section 15.2(c) (the “Common Put Price”). The Common Put Price shall be determined based on the value of the Common Units of the Company that would be extrapolated from the enterprise value of the Company as if sold in an orderly auction process intended to maximize value, multiplied by the Percentage Interest of the Common Units to be sold.

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(b) If PLC desires to exercise its right to sell Common Units pursuant to this Section 15.2, PLC shall provide notice (a “Common Put Notice”) requesting that the Company repurchase all of Common Units then held thereby.

(c) Promptly following receipt by the Company of a Common Put Notice, PLC and the Company shall negotiate in good faith to mutually agree on the Common Put Price. If PLC and the Company are unable to mutually agree on the Common Put Price within twenty (20) days of the delivery of the Common Put Notice, then promptly thereafter, but in no event later than thirty (30) days following such delivery of the Common Put Notice, the parties shall retain an Independent Appraiser to determine the Common Put Price by determining the enterprise value of the Company and calculating the amount that would be distributed to PLC if such enterprise value was applied to the outstanding capital structure of the Company (a “Valuation”), which determination by the Independent Appraiser shall be provided to PLC and the Company within thirty (30) days of the Independent Appraiser’s engagement and shall be final and binding on the parties. The cost of the Valuation will be borne fifty percent (50%) by PLC and fifty percent (50%) by the Company. The sale of the Common Units contemplated hereby shall be completed on the seventh (7) Business Days after completion of the Valuation, payable in cash by wire transfer of immediately available funds. PLC shall have the right to irrevocably rescind its decision to sell its Common Units to the Company pursuant to this Section 15.2 for a period of five (5) Business Days following completion of the Valuation.

(d) Notwithstanding the provisions of Section 15.2(c), the Company shall not be obligated to purchase any Common Units pursuant to this Section 15.2 to the extent there exists a Common Delay Condition. In such event, the Company shall notify PLC in writing as soon as practicable of such Common Delay Condition and shall permit PLC, within ten (10) days of receipt thereof, to rescind its decision to sell its Common Units to the Company pursuant to this Section 15.2. If PLC does not rescind its decision to sell its Common Units to the Company pursuant to this Section 15.2, the Company shall consummate the purchase of Common Units on the applicable date set forth in Section 15.2(c) with respect to as many Common Units as can be purchased without running afoul of the Common Delay Condition and thereafter pay the Common Put Price with respect to as many of the other Common Units to be purchased as can be purchased without running afoul of the Common Delay Condition at the earliest practicable date or dates, in which case, the Common Put Price shall accrue interest at the Common Distribution Rate.

(e) At the closing of any sale and purchase pursuant to this Section 15.2, PLC shall deliver to the Company a reasonable instrument of transfer against receipt of the Common Put Price.

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ARTICLE XVI.

LIQUIDATION AND DISSOLUTION OF THE COMPANY

16.1. Dissolution Events. The Company will be dissolved upon the happening of any of the following events:

(a) all or substantially all of the assets of the Company are sold; or

(b) a document is signed by a Required Interest of the Members which states their election to dissolve the Company.

16.2. Method of Liquidation.

(a) Generally. Upon the happening of any of the events specified in Section 16.1, the Board of Managers or any liquidating trustee elected by the Board of Managers including the PLC Manager, will commence to wind up the Company’s affairs as promptly as practicable, unless the Board of Managers or the liquidating trustee (either, the “Liquidator”) determines that an immediate liquidation of Company assets would cause undue loss to the Company, in which event the liquidation may be deferred for a time determined by the Liquidator to be appropriate. Assets of the Company may be liquidated or distributed in kind, as the Liquidator determines to be appropriate. The Members will continue to share Profits and Losses, Available Cash and Net Cash From Sales or Refinancings during the period of liquidation in the manner set forth in Article VI and Article VII.

(b) Distribution of Liquidation Proceeds. The proceeds from liquidation of the Company, including repayment of any debts of Members to the Company and any Company assets that are not sold in connection with the liquidation will be applied in the following order of priority:

(i) first, to payment of the debts and satisfaction of the other obligations of the Company, including without limitation debts and obligations to Members;

(ii) second, to the establishment of any reserves deemed appropriate by the Liquidator for any liabilities or obligations of the Company, which reserves will be held for the purpose of paying liabilities or obligations and, after the expiration of a period the Liquidator deems appropriate, will be distributed to the Members in proportion to their respective Percentage Interests; and

(iii) third, to the Members in accordance with Schedule A and Article VII.

Upon liquidation, prior to making any liquidating distributions hereunder, the Liquidator is hereby authorized and directed to make any and all special allocations of Profits, Losses and items of Company gain and deduction in a manner which results in the Members’ respective Capital Accounts having balances equal to (or as close thereto as possible) the aggregate liquidating distribution that each such Member shall receive hereunder.

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16.3. Member’s Deficit Capital Account. If any Member has a deficit balance in his, her or its Capital Account (after giving effect to all contributions, distributions, and allocations for all taxable years, including the year during which such liquidation occurs), such Member will have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit will not be considered a debt owed to the Company or any other Person for any purpose whatsoever.

16.4. Liquidator Appointed by Court. If within thirty (30) days following the date of dissolution, or other time period provided in Section 16.2, a Liquidator has not been appointed in the manner provided therein, any Member shall have the right to make application to the appropriate court in the jurisdiction in which the Company is located for appointment of such Liquidator, and the said court shall be fully authorized to appoint and designate such Liquidator who shall have all the powers, duties, rights and authorities of the Liquidator herein provided.

16.5. Date of Termination. The Company will terminate when all of the cash and property available for application under Section 16.2 above have been applied in accordance with Section 16.2.

ARTICLE XVII.

MISCELLANEOUS

17.1. Notices. All notices given pursuant to this Agreement shall be in writing and shall be deemed effective when personally delivered or upon being placed in the United States mail, registered or certified with return receipt requested, or when received, if delivered by hand, sent by overnight courier, guaranteed next day delivery or by email. For purposes of notice, the addresses of the Members shall be as stated under their names on the attached Exhibit A and the address of the Managers shall be the address of the Member authorized to appoint him or her; provided, however, that each Member shall have the right to change his, her or its address with notice hereunder to any other location by the giving notice to the Board of Managers in the manner set forth above.

17.2. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Members, and their respective heirs, legal representatives, successors and permitted assigns; provided, however, that nothing contained herein shall negate or diminish the restrictions set forth in Articles XIV or XV.

17.3. Governing Law. This Agreement shall be governed by the internal law of the State of Delaware without regard to any choice of law principles.

17.4. Jurisdiction. Any legal proceedings arising out of any of the transactions or obligations contemplated by this Agreement may be brought in the Court of Chancery of the State of Delaware or the United States District Court for the District of Delaware, and appellate courts therefrom. The parties hereto irrevocably and unconditionally: (a) submit to the jurisdiction of such courts and agree to take any and all future action necessary to submit to such jurisdiction; (b) waive any obligation which they may now or hereafter have to the venue of any suit, action or proceeding brought in such courts; and (c) waive any claim that any such suit, action or proceeding brought in such court has been brought in an inconvenient forum.

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17.5. Waiver of Jury Trial. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, OTHER RELATED DOCUMENTS, THE INTERESTS OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL

17.6. Construction. Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Member. The failure by any party to specifically enforce any term or provision hereof or any rights of such party hereunder shall not be construed as the waiver by that party of its rights hereunder. The waiver by any party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach of the same or other provision hereof.

17.7. Entire Agreement. This Agreement contains the entire agreement among the Members relating to the subject matter hereof, and all prior agreements relative hereto which are not contained herein are terminated. Notwithstanding the foregoing, the Members have entered into and are subject to the terms and conditions of the IRA, the terms of which supplement this Agreement, and to the extent there is any conflict or inconsistency with this Agreement (other than Schedule A hereto), govern and shall be enforceable as if set forth herein and made a part of this Agreement.

17.8. Amendments. Except as otherwise expressly provided in this Section 17.8, amendments or modifications may be made to this Agreement only by setting forth such amendments or modifications in a document approved by the Board of Managers including, where provided, the PLC Manager, and any alleged amendment or modification herein which is not so documented and approved shall not be effective as to any Member. The Board of Managers may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith to reflect:

(a) a change in the location of the principal place of business of the Company not inconsistent with the provisions of Section 2.4, or a change in the registered office or the registered agent of the Company; or

(b) admission of a Member into the Company or any increase, decrease or termination of any Member’s Interest in accordance with this Agreement.

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However, no amendment or modification which disproportionately affects any particular Member relative to any other Member shall be effective against such Member unless approved in writing by such Member.

17.9. Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement or the application thereof to any Person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, but the extent of such invalidity or unenforceability does not destroy the basis of the bargain among the Members as expressed herein, then the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

17.10. Gender and Number. Whenever required by the context, as used in this Agreement, the singular number shall include the plural and the neuter shall include the masculine or feminine gender, and vice versa.

17.11. Section Headings. The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent or for any purpose, to limit or define the text of any section.

17.12. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original but all of which shall constitute but one document.

(Signature page follows)

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the effective date first referenced above.

COMPANY:	C-PAK CONSUMER PRODUCT HOLDINGS SPV I LLC, a Delaware limited liability company

	By:	/s/ Eric Blue
	Name:	Eric C. Blue
	Title:	Manager

COMMON MEMBERS:	C-PAK PREFCO SVP I, INC., a Delaware corporation

	By:	/s/ Eric Blue
	Name:	Eric C. Blue
	Title:	President

PINEY LAKE OPPORTUNITIES ECI MASTER FUND LP, a Cayman Islands exempted limited partnership

	By:	Piney Lake Capital Management LP as Advisor

	By:	/s/ Michael Lazar
	Name:	Michael B. Lazar
	Title:	President

PREFERRED MEMBER:	C-PAK PREFCO SVP I, INC.,
a Delaware corporation

	By:	/s/ Eric Blue
	Name:	Eric C. Blue
	Title:	President

SCHEDULE A

PREFERRED UNITS

Section 1. Distributions.

(a) Subject to Section 1(b), Preferred Members shall be entitled to receive, when, as and if distributions are declared by the Board of Managers, out of funds legally available therefor, cumulative preferential distributions (“Preferred Distributions”) from the date of issuance of their respective Preferred Units, which distributions shall accrue on the Liquidation Preference at the rate per Unit equal to the Preferred Distribution Rate. Preferred Distributions shall accrue daily whether or not declared, whether or not the Company has earnings or profits and whether or not there are funds legally available for the payment of such Preferred Distributions and shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

(b) Preferred Distributions on any Preferred Units shall be paid on each March 31, June 30, September 30 and December 31 of each year (each, a “Distribution Payment Date”), beginning June 30, 2019, to the extent declared by the Board of Managers and subject to the limitations set forth in this Section 1(b), for the period beginning on the date after the prior Distribution Payment Date and ending on such dividend Payment Date. To the extent that all or some portion of the Preferred Distributions are not declared and paid, in cash, on any Distribution Payment Date for the calendar quarter ending on such Distribution Payment Date, the amount of such Preferred Distributions that was not paid in cash shall be added to the Liquidation Preference and shall thereafter accrue and compound at the Preferred Distribution Rate. Notwithstanding anything to the contrary herein, the Company may not declare or pay Preferred Distributions in cash except that on each Distribution Payment Date up to fifty percent (50%) of any Preferred Distributions accrued during the quarter ending on such Distribution Payment Date may be declared and paid in cash.

(c) So long as any Preferred Units are outstanding, without the consent of the Required Preferred Holders: (i) except for distributions made in accordance with Section 7.2 or 7.3 of the Agreement and distributions permitted by both Section 9.06(f) of the Loan Agreement and the Management Agreement (as defined in the Loan Agreement), no distribution shall be declared or paid upon, or any sum set apart for the payment of distributions upon, any Interests other than distributions permitted by Section 1(b) above; (ii) no Interests other than Preferred Units shall be purchased, redeemed or otherwise acquired or retired for value by the Company or any of its Subsidiaries; (iii) no warrants, rights, calls or options to purchase any Interests other than Preferred Units shall be directly or indirectly purchased by the Company or any of its Subsidiaries; and (iv) no monies shall be paid into or set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition or retirement for value of any Interests other than Preferred Units by the Company or any of its Subsidiaries. Without limiting the rights of Preferred Members to receive the Redemption Price upon a Liquidation Event as set forth in Section 3 or pursuant to Sections 5, 6 or 8, Preferred Members shall not be entitled to any distributions, whether payable in cash, property, or equity interests, in respect of their Preferred Units in excess of the full cumulative distributions as described in this Schedule A.

Schedule A-1

(d) Following a Liquidation Event, a Mandatory Redemption Event or a Preferred Member’s exercise of its right to sell Preferred Units pursuant to Section 8, no distributions shall be declared or paid upon, or any sum set apart for the payment of distributions upon, any Interests, including distributions pursuant to Section 7.2 or 7.3 of the Agreement, until the Redemption Price is paid in full in cash on all Preferred Units pursuant to Section 3, 5, 6 or 8, as applicable.

Section 2. Voting Rights; Coordination with PrefCo Preferred Stock.

(a) Preferred Members will have no voting rights with respect to their Preferred Units except as required by the Act or as specifically set forth in this Schedule A. When voting, the Members shall not vote per capita but based upon the Percentage Interest held by each Member and unless required to vote by class, Preferred Members shall vote on an as-converted basis assuming a 1:1 conversion of Preferred Units into Common Units.

(b) Except with regard to the nomination of the Managers as set forth in Article IX of the Agreement, PrefCo hereby agrees to, and whether or not it takes such action shall be deemed to, exercise any and all rights with respect to the Preferred Units held by it in the same manner and at the same time as the holders of Preferred Stock of PrefCo take with respect to the corresponding rights of the Preferred Stock of PrefCo, including, without limitation, any waiver, consent or approval and any exercise of rights to cause the issuer thereof to repurchase the Preferred Stock of PrefCo or Preferred Units of the Company, as applicable. PrefCo shall take such actions with respect to its Preferred Units only if and to the extent the holders of Preferred Stock of PrefCo take such actions respect to the corresponding rights of the Preferred Stock of PrefCo. All amounts received by PrefCo on account of its Preferred Units shall be immediately paid to the holders of Preferred Stock of PrefCo in the same manner, such that, for example, distributions made pursuant to Section 7 of the Agreement shall be distributed by PrefCo as dividends on Preferred Stock and the Redemption Price paid to PrefCo shall be paid as the Redemption Price on Preferred Stock of PrefCo and, in furtherance thereof, (i) any exercise of redemption rights or declaration of distributions or dividends by PrefCo with respect to Preferred Stock shall be taken at the same time and to the same extent by the Company with respect to Preferred Units and (ii) any exercise of redemption rights or declaration of distributions or dividends by the Company with respect to Preferred Units shall be taken at the same time and to the same extent by PrefCo with respect to Preferred Stock of PrefCo.

Section 3. Liquidation Rights.

(a) Upon the occurrence of a Liquidation Event, each Preferred Member shall be entitled to receive and to be paid out of the assets of the Company legally available for distribution to the Members, before any distribution or payment may be made on any Common Units or other Interests of the Company, an amount per Preferred Unit equal to the Redemption Price as of such time payable at the time of such Liquidation Event. If, upon any such Liquidation Event, the assets of the Company legally available for distribution to the Members are insufficient to pay the Preferred Members the full amount of such Redemption Price for each outstanding Preferred Unit, the Preferred Members will share ratably in any such distribution of the assets of the Company in proportion to the full respective amounts (if any) to which they are entitled with respect to their Preferred Units. After payment the Preferred Members of the full amount of such Redemption Price to which they are entitled, Preferred Members as such will have no right or claim to any of the assets of the Company. No Member shall receive any cash or other consideration upon a Liquidation Event by reason of their ownership of Common Units or Interests of the Company other than Preferred Units unless the full amount of such Redemption Price to which Preferred Members are entitled in respect of all outstanding Preferred Units have been paid in full.

Schedule A-2

(b) Notwithstanding the provisions of this Section 3, the Company shall not be obligated to pay distributions pursuant to this Section 3 to the extent there exists a Preferred Delay Condition. In such event, the Company shall notify any the Preferred Members in writing as soon as practicable of such Preferred Delay Condition. The Company shall then pay the distributions on the applicable date set forth in this Section 3(b) with respect to as to as many of the Preferred Units entitled to such distributions without running afoul of the Preferred Delay Condition and thereafter pay the Redemption Price with respect to as many of the other Preferred Units entitled to such distribution without running afoul of the Preferred Delay Condition at the earliest practicable date or dates, in which case, the Redemption Price shall accrue interest at the Preferred Distribution Rate.

Section 4. Protective Provisions.

(a) For so long as any Preferred Units are outstanding, the prior vote or written consent of the PLC Manager shall be required for the following, including any such actions effected pursuant to or as a result of a merger, consolidation or business combination, and the Company shall not take, and shall cause its Subsidiaries not to take, any such action without such prior vote or written consent:

(i) the entry into by the Company or any Subsidiary of any contract that imposes restrictions or limitations on the amounts payable to Preferred Members in accordance with this Schedule A;

(ii) the issuance by the Company of any Capital Stock that is senior to or pari passu with the Preferred Units (including issuance of additional Preferred Units but excluding increases in Liquidation Preference pursuant to Section 1);

(iii) the issuance or sale of any Capital Stock of any Subsidiary, other than to the Company or a wholly owned Subsidiary, or the creation or ownership of any Subsidiary, other than a wholly owned Subsidiary; provided, however, that this Section 4(a)(iii) shall not apply in connection with the Company’s entry into a bona fide joint venture transaction with an unaffiliated third party so long as such unaffiliated third party agrees to subordinate its interest in such joint venture to the Preferred Units in a manner satisfactory to the holders of Preferred Units;

(iv) the incurrence of any Indebtedness other than as permitted under Section 9.01 the Loan Agreement;

(v) the commencement of an Insolvency Event;

Schedule A-3

(vi) the amendment, modification or waiver of this Agreement, the Company’s Certificate of Formation or any other organizational documents that (A) amends, modifies or waives in any respect the powers, preferences, or other rights of the Preferred Units or (B) has an adverse effect on Preferred Members in their capacity as such;

(vii) the declaration or payment of distributions upon, or any sum set apart for the payment of distributions upon, any classes or series of Capital Stock of the Company other than the Preferred Units as contemplated by this Agreement or the last sentence of Section 1(c) above;

(viii) the purchase, redemption, acquisition or retirement for value by the Company or any of its Subsidiaries, of any classes or series of Capital Stock of the Company other than the Preferred Units as contemplated by this Agreement or pursuant to a Plan to the extent not prohibited by Section 9.06(e) of the Loan Agreement and so long as no Redemption Breach has occurred and is not continuing;

(ix) the direct or indirect purchase of warrants, rights, calls or options of any classes or series of Capital Stock by the Company other than Preferred Units unless undertaken under a Plan to the extent not prohibited by Section 9.06(e) of the Loan Agreement and so long as no Redemption Breach has occurred and is not continuing;

(x) the payment into or set apart or made available for a sinking or other like fund monies for the purchase, redemption or other acquisition or retirement for value of any classes or series of Capital Stock of the Company other than Preferred Units by the Corporation or any of its Subsidiaries or pursuant to a Plan to the extent not prohibited by Section 9.06(e) of the Loan Agreement and so long as no Redemption Breach has occurred and is not continuing;

(xi) any transaction or series of transactions that would result in a Change of Control unless the Preferred Units are redeemed in full in cash upon the consummation of such Change of Control; or

(xii) the taking of any act or omission that would result in a failure of the Company or any of its Subsidiaries to comply with their obligations under Section 8 (other than Sections 8.01(d), 8.10, 8.11, 8.12, 8.13, 8.14, 8.16, 8.17, 8.20, 8.21, 8.22 and 8.23) or Section 9 (other than (A) Sections 9.02, 9.07, 9.11, 9.13, 9.15, 9.16 and 9.20, (B) in the case of Section 9.03, any transaction where the Preferred Units are redeemed in full in cash upon the consummation of such transaction, (C) in the case of Section 9.06, Restricted Payments payable solely in Common Units pursuant to Section 7.2 of the Agreement and (D) in the case of Section 9.14, becoming liable in respect of any obligation (contingent or otherwise) to purchase, redeem, retire, acquire or make any other payment in respect of the Preferred Units pursuant to this Schedule A) of the Loan Agreement, treating the Company in the same manner as the “Borrower” thereunder, and each Subsidiary of the Company as a “Subsidiary” thereunder, but giving effect to all baskets, thresholds, limitations, and qualifications set forth therein and for purposes hereof, treating the Company and each of its Subsidiaries as “Loan Parties”; provided, that the foregoing shall not be interpreted to alter the treatment of the Borrower or any other Loan Party under the Loan Agreement); it being understood that if any failure to comply with any of such provisions of Section 8 or Section 9 of the Loan Agreement is cured in accordance with the terms thereof, such provisions shall be deemed (with retroactive effect to the first date of any such failure to so comply) to have been complied with for purposes of this Schedule A.

Schedule A-4

(b) For the avoidance of doubt, each of the foregoing clauses (i) through (xii) is an independent covenant and any action or transaction involving the Company or its Subsidiaries, as applicable, requiring the vote or consent of the PLC Manager under any such clause shall require such consent, notwithstanding that such action or transaction may be permitted without such vote or consent by any other clause in Section 4.

Section 5. Sale Trigger Event.

(a) Notwithstanding anything to the contrary contained herein, upon the occurrence of, and during the continuation of, any Sale Trigger Event, PLC shall have the right to cause the Company to effect a Sale of the Company (any such sale, an “Exit Sale”). PLC may exercise such right by delivering written notice (a “Sale Notice”) thereof to the Company at any time, and from time to time, after the occurrence of and during the continuation of a Sale Trigger Event.

(i) If PLC elects to cause an Exit Sale pursuant to this Section 5, then the Company and each Member shall take all necessary and desirable actions as directed by PLC in connection with the consummation of any Exit Sale, including: (a) in the case of the Company, engaging a nationally recognized investment bank selected by PLC (the “Investment Bank”) to establish procedures to effect the Exit Sale with the objective of achieving the highest practicable value within a reasonable period of time on terms and conditions satisfactory to PLC in its reasonable discretion; (b) cooperating with the Investment Bank in accordance with such procedures, including by preparing customary marketing materials approved by PLC; (c) in the case of the Company, hiring independent nationally recognized legal counsel as may be selected by PLC to act on behalf of the Company and the Members as legal counsel in connection with such Exit Sale (the “Law Firm”); (d) cooperating with proposed bidders and their financing sources and each of their respective representatives and advisors (collectively “Bidders”), and also with PLC and the Law Firm, in the evaluation of an Exit Sale; (e) facilitating the due diligence process in respect of any such Exit Sale, including by (A) establishing, populating and maintaining an online “data room”, (B) causing the senior management team to participate in customary management presentations, site visits, bank meetings and presentations, road shows, ratings agency presentations, and all such other meetings and conference calls with Bidders requested by PLC to facilitate the evaluation, structuring, negotiation, documentation, financing and closing of such Exit Sale; (f) executing a sale contract and other customary documents approved by PLC consistent with this Agreement; (g) making required governmental filings and taking all other actions necessary to obtain necessary governmental approvals and third party consents; (h) providing any financial or other information or audit required by the Bidders, including with respect to “KYC” and other legal compliance matters; and (i) taking all necessary or desirable actions to effect such Exit Sale to the fullest extent permitted by law.

Schedule A-5

(ii) The Company shall bear, and promptly pay, all of the costs and expenses (other than taxes) of any actual or proposed Exit Sale or related process conducted in accordance with the foregoing to the extent such costs are incurred at the direction of PLC by the Company or any Member. The Company shall also provide the Preferred Members with the opportunity to participate in the Exit Sale process, including participation in all material meetings, conversations and correspondence with the Investment Bank, Law Firm, Bidders and/or any applicable governmental or regulatory agencies.

(b) Exercise. If PLC elects to exercise its rights under this Section 5, and such exercise of rights results in an offer for the Sale of the Company to one or more Bidders, PLC shall thereafter select and designate a single Bidder as the prospective buyer (the “Prospective Buyer”); provided, however, that in the event that (i) there are multiple Bidders and (ii) two or more Bidders submit offers which provide for the payment in full, in cash, of all amounts then due and owing by the Company to PLC and are otherwise equivalent in terms of committed financing and certainty of closure, then the PrefCo Managers shall designate the Prospective Buyer and thereafter, the Company shall furnish a written notice of the Prospective Buyer (the “Drag Along Notice”) to each other Member. The Drag Along Notice shall set forth the principal terms of the proposed Sale of the Company insofar as it relates to such Units or Member, including, as applicable (x) the Units or assets to be acquired by the Prospective Buyer, (y) the per Unit consideration to be received in the proposed Sale of the Company and (z) the name and address of the Prospective Buyer. If the Prospective Buyer consummates the proposed Sale of the Company to which reference is made in the Drag Along Notice by purchase of Units, each other Member (each a “Participating Seller”, and, together with the Preferred Members, collectively, the “Drag Along Sellers”) shall be bound and obligated to sell its Units in the proposed Sale of the Company on the same terms and conditions (other than price, which shall be as set forth in Section 5(c)) and, if applicable, to vote all such Units in favor of such transaction.

(c) Application of Proceeds. The proceeds of any Sale of the Corporation to which this Section 5 applies shall be first be allocated to the Preferred Members so that each Preferred Member receives an amount per Preferred Unit equal to the Redemption Price as of the time of the closing of such Sale of the Company, and then to the holders of the Common Units on a pro rata basis in proportion to the number of Common Units held by each Common Member.

Schedule A-6

(d) Irrevocable Proxy. In order to secure each Member’s obligation to vote his, her or its Units in accordance with the provisions of this Section 5, each Member hereby appoints the PLC Manager (the “Attorney-In-Fact”) as such Member’s true and lawful proxy, representative, agent and attorney-in-fact, with full power of substitution, to vote at any annual or special meeting of the Members, or to take any action by written consent in lieu of such meeting with respect to, or to otherwise take action in respect of, all of the Units owned or held of record by such Member for all such matters as expressly provided for in this Section 5. Each Attorney-In-Fact, after PLC has elected to exercise its rights under this Section 5, subject to the termination of the Sale of the Company under Section 5(f), may exercise the irrevocable proxy granted to them hereunder at any time any Member fails to comply with any of the provisions of this Section 5. Each of the proxies and powers granted by each Member pursuant to this Section 5(d) is coupled with an interest and is given to secure the performance of such Member’s obligations under this Agreement. Such proxies and powers shall be irrevocable, shall terminate upon the termination of this Agreement and shall survive the death, incompetency, disability, bankruptcy or dissolution of such Member and the subsequent holders of his, her or its Units. To effectuate the provisions of this Section 5(d), the Secretary of the Company and of each of its subsidiaries, or, if there shall be no Secretary, then such other officer or employee of the Company or such subsidiary as the Board of Managers may appoint to fulfill the duties of the Secretary, shall not record any vote or consent or other action contrary to the terms of this Agreement. The Members shall severally, but not jointly, on a pro rata basis, indemnify and hold harmless, each Attorney-In-Fact from any and all losses, liabilities and expenses (including the reasonable fees and expenses of counsel) arising out of or related to such Attorney-In-Fact’s service as the Attorney-In-Fact.

(f) Waiver of Appraisal Rights. Each Member hereby waives, and hereby agrees not to demand or exercise, all appraisal rights, dissenters rights or similar rights under any applicable law with respect to a transaction subject to this Section 5 as to which any such appraisal rights, dissenters rights or similar rights are, or may be, available.

(g) Closing. At the closing of any Exit Sale effected as a sale of Units, such Preferred Member shall deliver to the Company a reasonable instrument of transfer against receipt of the proceeds.

Section 6. Redemption and Repurchases.

(a) Optional Redemption. Subject to Section 2(b) above, the Company may elect to redeem any or all of the Preferred Units at any time, and from time to time, then held by the holders of Preferred Units, for cash, in an amount per Preferred Unit being redeemed equal to the Redemption Price as of such time.

(b) Mandatory Redemption upon Mandatory Redemption Event. Upon the occurrence of a Mandatory Redemption Event, to the extent not prohibited by applicable law or postponed in writing by the Required Preferred Holders, in their sole and absolute discretion, the Company shall redeem all then outstanding Preferred Units for cash in an amount per Preferred Unit equal to the Redemption Price as of such time. Any such redemption shall occur concurrently with the consummation of any Mandatory Redemption Event, or if postponed by the Required Preferred Holders, within five (5) Business Days following written notice from such Required Preferred Holders ending such postponement. If the Company does not have sufficient funds legally available to redeem all Preferred Units, the Company shall redeem the maximum number of Preferred Units that can be redeemed at such time out of funds legally available therefor and shall redeem the remaining Preferred Units as soon as practicable after the Company has funds legally available therefor.

Schedule A-7

(c) Notice of Redemption. The Company shall provide notice of any redemption pursuant to this Section 6, at least ten (10) days but not more than sixty (60) days prior to such redemption, to each Member. Each such notice shall state (i) the date fixed for such redemption, (ii) the Redemption Price, and (iii) that if fewer than all of the Preferred Units owned by such Preferred Member are to be redeemed, the number of Preferred Units that are to be redeemed.

(d) Delay Condition. Notwithstanding the provisions of this Section 6, the Company shall not be obligated to redeem any Preferred Units pursuant to this Section 6 to the extent there exists a Preferred Delay Condition. In such event, the Company shall notify the Preferred Members in writing as soon as practicable of such Preferred Delay Condition. The Company shall then consummate the redemption of Preferred Units on the applicable date set forth in this Section 6(d) with respect to as many Preferred Units as can be redeemed without running afoul of the Preferred Delay Condition and thereafter redeem as many of the Preferred Units as can be redeemed without running afoul of the Preferred Delay Condition at the earliest practicable date or dates, in which case, the Redemption Price shall accrue interest at the Preferred Distribution Rate.

(f) Pro Rata Redemption. In the event that at any time fewer than all of the outstanding Preferred Units are to be redeemed pursuant to this Section 6, the redemption shall be made pro rata among all Preferred Members in proportion to the number of Preferred Units then held by them.

Section 7. Written Consent. Any action as to which the approval of the PLC Manager is required pursuant to the terms of this Agreement may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the PLC Manager.

Section 8. Preferred Unit Put Right.

(a) Each Preferred Member may, at its election, elect to sell to the Company at any time following May 2, 2024, no less than all of the Preferred Units then held thereby, for a purchase price per Preferred Unit equal to the Redemption Price.

(b) If any Preferred Member desires to exercise its right to sell Preferred Units pursuant to this Section 8, such Preferred Member shall provide notice (a “Preferred Put Notice”), which notice may be delivered prior to May 2, 2024, requesting that the Company repurchase Preferred Units and setting forth the number of Preferred Units that are to be so repurchased. The Company shall consummate the purchase of Preferred Units pursuant to this Section 8, within forty five (45) days of receipt of the Preferred Put Notice, but in no event prior to May 2, 2024.

(c) Notwithstanding the provisions of this Section 8, the Company shall not be obligated to purchase any Preferred Units pursuant to this Section 8 to the extent there exists a Preferred Delay Condition. In such event, the Company shall notify the Preferred Members in writing as soon as practicable of such Preferred Delay Condition and shall permit such Preferred Members, within ten (10) days of receipt thereof, to rescind its decision to sell their Preferred Units to the Company pursuant to this Section 8. If such Preferred Members do not rescind their decision to sell their respective Preferred Units to the Company pursuant to this Section 8, the Company shall consummate the purchase of Preferred Units on the applicable date set forth in this Section 8(c) with respect to as many Preferred Units as can be purchased without running afoul of the Preferred Delay Condition and thereafter pay the Redemption Price with respect to as many of the other Preferred Units to be purchased as can be purchased without running afoul of the Preferred Delay Condition at the earliest practicable date or dates, in which case, the Redemption Price shall accrue interest at the Preferred Distribution Rate.

Schedule A-8

(d) At the closing of any sale and purchase pursuant to this Section 8, such Preferred Member shall deliver to the Company a reasonable instrument of transfer against receipt of the Preferred Put Price.

Section 9. Certain Definitions. For purposes of this Schedule A, the following terms shall have the following meanings:

“Attorney-In-Fact” is defined in Section 5(d).

“Bidders” is defined in Section 5(a)(i).

“Business Day” means any day except a Saturday, Sunday or legal holiday in the State of New York.

“Capital Park” means Capital Park Holdings Corp., a Delaware corporation.

“Capital Stock” means: (a) in the case of a corporation, corporate stock or shares, and (b) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests, and including any debt securities convertible into or warrants, options or rights to acquire Capital Stock, whether or not such debt securities, warrants, options or rights include any right of participation with Capital Stock and (c) any synthetic equity rights or rights to payment based on the value of or other reference to the Capital Stock of a corporation, partnership or limited liability company.

“Certificate of Formation” means that Certificate of Formation for C-Pak Consumer Products Holdings SVP I LLC, as the same may be amended and restated.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of C-PAK PREFCO SVP I, Inc., a Delaware corporation, as in effect on the date hereof.

“Change of Control” shall have the meaning set forth in the Loan Agreement and shall also include any other event that is a Change of Control as defined in the Certificate of Incorporation.

“Distribution Payment Date” is defined in Section 1(a).

“Drag Along Notice” is defined in Section 5(b).

“Drag Along Sellers” is defined in Section 5(b).

Schedule A-9

“Exit Sale” is defined in Section 5(a).

“Indebtedness” shall have the meaning set forth in the Loan Agreement. For the avoidance of doubt, “Indebtedness” of the Company shall not include the Preferred Units or accrued and unpaid distributions or increases in the Liquidation Preference thereon.

“Insolvency Event” means the occurrence of any event that would constitute an “Event of Default” under Article X of the Loan Agreement.

“Investment Bank” is defined in Section 5(a)(i).

“Issue Price” means $1,000.

“Law Firm” is defined in Section 5(a)(i).

“LIBOR Rate” shall mean the LIBOR Rate in effect under the terms of the Loan Agreement.

“Liquidation Event” means when the Company liquidates, dissolves or winds up its affairs.

“Liquidation Preference” means, with respect to a Preferred Unit, as of any time of determination, the Issue Price plus the amount of accrued and unpaid Preferred Distributions.

“Loan Agreement” means the Loan Agreement, dated as of May 3, 2019, entered into by and among C-PAK Consumer Product Holdings LLC, a Delaware limited liability company, and C-PAK Consumer Product IP SPV LLC, a Delaware limited liability company, as borrowers, Pak Consumer Product Holdings SPV I LLC, a Delaware limited liability company, and its subsidiaries that are Guarantors (as defined therein) or become Guarantors thereunder, the Lenders (as defined therein) from time to time party thereto, and PLC as administrative agent for the Lenders and as collateral agent for the Secured Parties (as defined therein), as in effect on the date of this Agreement.

“Mandatory Redemption Event” means any of (i) a Change of Control, (ii) an Insolvency Event, (iii) a Liquidation Event, and (iv) acceleration under the Loan Agreement as modified, amended or replaced from time to time.

“Material Non-Compliance Event” means any of (i) the occurrence of a Redemption Breach or (ii) the Company’s breach of any provision of Section 4(a), which remains uncured for five (5) days after the earlier of (i) prior written notice to the Company of the aforementioned breach by the Company or (ii) actual knowledge of such breach by an officer of the Company.

“Plan” means that employee equity incentive plan established by the Company pursuant to which members of senior management of the Company or Managers of the Company (other than Persons employed by or affiliated with Capital Park) receive Common Units of the Company or equivalents thereto which (i) are junior with regards to rights and preferences to the Preferred Units and (ii) are subject to standard vesting and forfeiture provisions; provided, that the Common Units or equivalents thereto issued thereunder shall not exceed twelve percent (12%) of the then outstanding Common Units of the Company on a fully-diluted basis.

Schedule A-10

“Preferred Delay Condition” means the Company is prohibited from purchasing any Preferred Units by any law.

“Preferred Distribution Rate” means 13.00% per annum plus the LIBOR Rate; provided, that upon a Material Non-Compliance Event, the Preferred Dividend Rate shall increase by 2.00% per annum on such Material Non-Compliance Event and so long as such Material Non-Compliance Event continues without cure, on each anniversary thereof. Any such increase shall continue until such time as there is no longer any Material Non-Compliance Event, Sale Trigger Event or Preferred Delay Condition, as applicable, or the Redemption Price is paid in full in cash, subject to reinstatement upon the occurrence of a subsequent Material Non-Compliance Event.

“Preferred Distributions” is defined in Section 1(a).

“PrefCo” means the C-PAK PREFCO SVP I, Inc., a Delaware corporation.

“Preferred Put Notice” is defined in Section 8(b).

“Preferred Stock” means the preferred stock issued by PrefCo pursuant to the Certificate of Incorporation.

“Prospective Buyer” is defined in Section 5(b).

“Redemption Breach” means the failure of the Company to (i) timely redeem Preferred Units in accordance with Sections 5, 6 or 8, including the failure of the Company to timely (y) redeem all outstanding Preferred Units for the Redemption Price pursuant to Sections 5 or 6 or (z) pay the Redemption Price on all Preferred Units that the Preferred Members have elected to sell to the Company pursuant to Section 8, in each case, without regard to any Preferred Delay Condition, (ii) pay the Redemption Price upon a Liquidation Event in accordance with Section 3 without regard to any Preferred Delay Condition, or (iii) timely redeem Common Units in accordance with Section 15.2 of the Agreement, including failure of the Company to pay the Common Put Price on all Common Units that PLC has elected to sell to the Company pursuant to Section 15.2 of the Agreement without regard to any Common Delay Condition.

“Redemption Price” means an amount per Preferred Unit equal to (i) in the case of any determination of Redemption Price occurring on or before May 2, 2022, two (2) times the sum of the Liquidation Preference as of the date of such determination plus the Preferred Distributions that would accrue on such Liquidation Preference from the date of such determination through May 2, 2022 or (ii) in the case of any determination of Redemption Price occurring after May 2, 2022, two (2) times the Liquidation Preference as of the date of such determination.

“Required Preferred Holders” means Preferred Members holding more than fifty percent (50%) of the then issued and outstanding Preferred Units.

“Restricted Payment” shall have the meaning set forth in the Loan Agreement.

Schedule A-11

“Sale Notice” is defined in Section 5(a).

“Sale of the Company” means a transaction pursuant to which all of the Capital Stock or all or substantially all of the assets of the Company is purchased by an unaffiliated third party.

“Sale Trigger Event” means any Redemption Breach which continues for a period of six (6) consecutive months.

Section 9. Miscellaneous. For purposes of this Schedule A, the following provisions shall apply:

(a) Severability. If any right, preference or limitation of the Preferred Units set forth in this Schedule is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this Schedule which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

(b) Headings. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

(c) Interpretation. When a reference is made in this Schedule A to Sections, paragraphs, clauses or similar subdivisions, such reference shall be to a Section, paragraph, clause or subdivision to or of this Schedule A unless otherwise explicitly indicated. The words “include,” “includes,” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Terms used in this Schedule A, but not otherwise defined in this Schedule A shall have the meanings ascribed to such terms in the Agreement.

Schedule A-12

EXHIBIT A

MEMBERS; UNITS; PERCENTAGE INTERESTS

COMMON MEMBERS:	Number of Units:	Percentage Interest:	Initial Capital Contribution:

C-PAK PREFCO SPV I, INC. 8117 Preston Road, Suite 300 Dallas, TX 75225 Attention: Eric Blue Email: eric.blue@capitalpark.net	9,000 Common Units	90%	$450,000

Piney Lake Opportunities ECI Master Fund LP Four Greenwich Office Park Greenwich, CT 06831 Fax: (203) 307-5988 Attention: Michael C. Cassetta	1,000 Common Units	10%	$907,954.40

	10,000 Common Units	100.00%	$1,357,954.40

PREFERRED MEMBER	Number of Units	Percentage Interest:	Initial Capital Contribution:

C-PAK PREFCO SPV I, INC. 8117 Preston Road, Suite 300 Dallas, Texas 75225 Fax (972)525-8720 Attention: Eric Blue Email: eric.blue@capitalpark.net	3,000 Preferred Units	100%	$3,000,000